Exhibit 10.6

LEASE AGREEMENT

This LEASE AGREEMENT (“Lease”) is made and entered into this              day of June, 2005 by and between CSM INVESTORS II, INC., a Minnesota corporation (“Landlord”) and SECURE COMPUTING CORPORATION, a Delaware corporation (“Tenant”).

SECTION 1. FUNDAMENTAL LEASE TERMS. Subject to the covenants, terms and conditions of this Lease as more particularly set forth herein, the fundamental terms of this Lease are as follows:

A.	Premises (Section 2): Approximately 94,400 total square feet of rentable area (comprised of 74,400 square feet of warehouse space, 20,000 square feet of office space) within the Building (defined herein) containing approximately 106,650 square feet of rentable area, located in the Project (defined herein) containing approximately 106,650 total square feet of rentable area and commonly known as the MIDWAY CORPORATE BUSINESS PARK – PHASE I. The rentable area of the Premises, Building and Project shall be subject to adjustment pursuant to the terms of this Lease.

B.	Initial Lease Term; Options to Extend (Section 4): One hundred twenty (120) full calendar months, commencing on the Commencement Date (established pursuant to Section 4.A. herein) and expiring on the Expiration Date (established pursuant to Section 4.A. herein). The Lease Term shall be subject to adjustment pursuant to the terms of this Lease. Tenant shall also have the option to extend the term of this Lease pursuant to Section 4.B. herein.

C.	Base Rent (Section 5):

Initial Term:

Months	Monthly Base Rent	Per Rentable Sq. Ft.
1-12	$89,286.67	$11.35
13-24	$90,230.67	$11.47
25-36	$91,174.67	$11.59
37-48	$92,118.67	$11.71
49-60	$93,062.67	$11.83
61-72	$94,006.67	$11.95
73-84	$94,950.67	$12.07
85-96	$95,894.67	$12.19
97-108	$96,838.67	$12.31
109-120	$97,782.67	$12.43

Option Terms:

Months	Monthly Base Rent	Per Rentable Sq. Ft.
121-180	95% of Market	95% of Market
181-240	95% of Market	95% of Market

Base	Rent shall be subject to adjustment pursuant to the terms of this Lease.

D.	Proportionate Share (Section 7): Eighty-eight and 51/100 percent (88.51%) subject to adjustment pursuant to the terms of this Lease.

E.	Permitted Use (Section 10): General office, warehouse, distribution and computer laboratory.

F.	Security Deposit (Section 24): None.

G.	Address of Premises: 2340 Energy Park Drive, St. Paul, MN 55108

H.	Addresses for Invoices and Payments:

If to Landlord:	If to Tenant:

If By Electronic Transfer of Funds:	SECURE COMPUTING CORPORATION
2340 Energy Park Drive
(to Landlord’s bank account designated by written notice to Tenant from time to time, please call Landlord’s Cash Management Department at (612) 305-7000 for bank account information)	St. Paul, MN 55108

If By Check:

CSM INVESTORS II, INC.	SECURE COMPUTING CORPORATION
c/o CSM INVESTORS, INC.	2340 Energy Park Drive
SDS 12-1243	St. Paul, MN 55108
P.O. BOX 86	Attn: Accounting Department

MINNEAPOLIS, MN 55486-1243

I.	Addresses for Legal Notices (Section 19):

If to Landlord:	If to Tenant:

CSM INVESTORS II, INC.	SECURE COMPUTING CORPORATION
c/o CSM CORPORATION	2340 Energy Park Drive
500 WASHINGTON AVE. S., SUITE 3000	St. Paul, MN 55108
MINNEAPOLIS, MN 55415-1151	Attn: Mary Budge – General Counsel
Attn: V.P. Property Management

(with copy to:)

CSM CORPORATION
500 WASHINGTON AVE. S., SUITE 3000
MINNEAPOLIS, MN 55415-1151
Attn: General Counsel

SECTION 2. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in “As-Is” condition subject to punch list and latent defect provisions and the terms of this Lease Agreement, the premises (“Premises”) depicted on the site plan attached hereto as EXHIBIT A. The Premises contains approximately 94,400 total square feet of rentable area (comprised of approximately 74,400 square feet of warehouse space, 20,000 square feet of office space). The Premises is located within the building (“Building”) depicted in the site plan attached hereto as EXHIBIT A containing approximately 106,650 total square feet of rentable area, inclusive of Common Building Areas. The Building, all other improvements within the area outlined on EXHIBIT A, Common Areas (as defined herein), and the real property underlying the same are collectively referred to herein as the “Project”. The Project is commonly known as the Midway Corporate Business Park – Phase I, is located at the street address of 2300-2400 Energy Park Drive, St. Paul, Minnesota, and is comprised of approximately 106,650 total square feet of rentable area. For purposes of this Lease, the number of square feet of rentable area in the Premises, Building and Project (including without limitation, the Common Building Areas), has been and will be determined by measuring from the exterior face of exterior walls, and from the midline or centerpoint of interior or party walls.

Notwithstanding the above, in the event that Landlord is unable to secure release of the Department of Transportation easement document number 440909 dated April 6, 1962 in favor of the State of Minnesota Department of Transportation (“the Easement”) on or before August 15, 2005, then Landlord will have the option to substitute the parking lot, driveway, landscaping, and green space improvements depicted on the alternate site plan attached hereto as Exhibit A-1. Landlord agrees to use all commercially reasonable efforts to secure the release of the Easement. If landlord has not secured the release of the Easement on or before August 15, 2005, Landlord shall continue efforts to secure its release during the term of the Lease. If the release of the Easement is secured, Landlord will, at Landlord’s sole cost and expense and as soon as possible after the release of the Easement convert the driveway, parking lot, landscaping and green spaces to reflect the site improvements reflected in Exhibit A.

As soon as reasonably possible after the Commencement Date, and thereafter should there be a change in the rentable area of the Premises, Building or Project, Landlord will provide Tenant with a calculation of the rentable area of the Premises, Building and Project as determined by Landlord’s architect as set forth in the preceding paragraph. Thereafter, Landlord and Tenant shall execute an addendum to this Lease substantially in the form attached hereto as EXHIBIT B, confirming said determination and adjusting, to the extent applicable, (i) the area of the Premises, Building and the Project, (ii) the Base Rent, and (iii) Tenant’s Proportionate Share of Operating Expenses, to reflect the actual rentable square foot area of the Premises, Building and the Project. Until such time as said as-built measurements are available and provided that such square footage is within 10% of the square footage set forth in the preceding paragraph, Tenant agrees that the estimated square feet of rentable area of the Premises, Building and the Project set forth in Section 1.A. above shall be utilized to compute Base Rent, Tenant’s Proportionate Share of Operating Expenses, and any other sums due hereunder based in whole or in part on the square footage of the Premises or the Project and Landlord shall reconcile such amounts paid if the actual square footage is different than that set forth in Section 1.A.

SECTION 3. COMMON AREAS. All areas and facilities of the Building and Project that are provided and designated by Landlord from time to time for the general use and convenience of the tenants of the Project are collectively referred to herein as “Common Areas”. Tenant and its employees, invitees and customers shall have the non-exclusive right to use, without charge, all Common Areas, in common with Landlord and all other tenants and occupants of the Project, and their respective employees, invitees and customers, but subject to any reasonable rules and regulations, and amendments or additions thereto, which may be adopted by Landlord from time to time. The term “Common Areas” shall include, without limitation, (i) all interior common mechanical rooms, utility rooms, restrooms, vestibules, stairways or corridors within the Building not intended to selectively serve one or more tenants (herein, “Common Building Areas”), and (ii) all exterior pedestrian walkways, patios, landscaped areas, sidewalks, service drives, plazas, malls, throughways, loading areas and parking areas not exclusively reserved to particular tenants, entrances, exits, driveways, and roads. Notwithstanding the above, Common Building Areas in the Building shall be limited to the building mechanical/utility room depicted on the common area space plan attached hereto as Exhibit C. Landlord reserves the right to make use of or grant easements over, under or across the exterior portions of the Building and Common Areas of the Project so long as such use does not materially disturb or otherwise materially interfere with Tenant’s business operations in the Premises, Building signage, utilization of the Common Areas, or Tenant’s quiet enjoyment of the Premises.

SECTION 4. LEASE TERM.

A.	Initial Term. Tenant hereby takes the Premises from Landlord, upon and subject to the covenants, terms and conditions hereinafter set forth, for the term (herein, “term of this Lease” or “Lease Term”) commencing upon the earlier of (a) thirty (30) days after the date Landlord delivers the Premises to Tenant with the Shell Improvements and the Tenant Improvements (both defined in Section 12.D. herein) Substantially Complete (as defined in this section) or (b) the date Tenant opens for business in the Premises (“Commencement Date”) and continuing through and including the last day of the one hundred twentieth (120th) full calendar month thereafter (“Expiration Date”); provided, however, that if the Expiration Date is other than the last day of any given calendar month, then the Lease Term shall continue in full force and effect at the same rent then in effect through and including the last day of the calendar month in which the Expiration Date occurs. The initial one hundred twenty (120) months of this Lease shall be referred to herein as the “Initial Term”. Notwithstanding the foregoing, in no event shall the Commencement Date be deemed to be a date prior to March 1, 2006. The anticipated delivery date of the Premises by Landlord to Tenant is February 1, 2006. Notwithstanding anything in this Lease to the contrary, if Landlord cannot deliver possession of the Premises to the Tenant on February 1, 2006 with the Shell Improvements and the Tenant Improvements Substantially Complete, this Lease shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom except as hereinafter provided, however, (i) all Rent shall be abated until thirty (30) days after Landlord delivers possession of the Premises to Tenant with the Shell Improvements and the Tenant Improvements Substantially Complete, and (ii) the Commencement Date shall be thirty (30) days after the actual date Landlord delivers possession of the Premises to Tenant with the Shell Improvements and the Tenant Improvements Substantially Complete and the Expiration Date shall be the last day of the one hundred twentieth (120th) full calendar month thereafter. On or before July 25, 2005, Landlord will provide written notice to Tenant indicating one of the following delivery options for completing the Shell Improvements and Tenant Improvements set forth in this Lease: (i) Landlord will deliver the Premises to Tenant with the Shell Improvements and the Tenant Improvements Substantially Complete on or before February 1, 2006, (ii) Landlord will deliver the Premises to Tenant with the Shell Improvements and the Tenant Improvements Substantially Complete on or before June 1, 2006, (iii) Landlord will deliver the Premises to Tenant with the Shell Improvements and the Tenant Improvements Substantially Complete on or before September 1, 2006 or (iv) Landlord will be unable to deliver the Premises to Tenant. The delivery options set forth in the preceding sentence shall be subject to delays caused by Force Majeure (as defined in Section 35.G. of this Lease). If Landlord’s notice indicates that Landlord will deliver the Premises to Tenant on or before February 1, 2006, and Landlord does not deliver the Premises to Tenant by such date, then Landlord will pay the out-of-pocket costs payable to Tenant’s existing landlord under the holdover section of those two (2) certain Leases both dated February 9, 1996 (the “Existing Leases”) between Secure

Computing Corporation and Everest Investments IV (the “Holdover Costs”) for the period commencing February 1, 2006 and ending on the date Landlord delivers the Premises to Tenant. If Landlord’s notice indicates that Landlord will deliver the Premises to Tenant on or before June 1, 2006, then Landlord will pay to Tenant on a monthly basis for the period commencing February 1, 2006 to May 31, 2006 an amount equal to the lesser of: (i) the amount that the actual monthly Holdover Costs exceed Tenant’s monthly gross rent payment last due under the Existing Leases or (ii) fifty percent (50%) of Tenant’s normal monthly gross rent payment last due under the Existing Leases. Additionally, if Landlord does not deliver the Premises to Tenant on or before June 1, 2006, then Landlord shall pay Tenant’s Holdover Costs for the period commencing June 1, 2006 and ending on the date Landlord delivers the Premises to Tenant. If Landlord’s notice indicates that Landlord will deliver the Premises to Tenant on or before September 1, 2006, then Landlord will pay to Tenant on a monthly basis for the period commencing February 1, 2006 to August 31, 2006 an amount equal to the lesser of: (i) the amount that the actual monthly Holdover Costs exceed Tenant’s monthly gross rent payment last due under the Existing Leases or (ii) fifty percent (50%) of Tenant’s normal monthly gross rent payment last due under the Existing Leases. Additionally, if Landlord does not deliver the Premises to Tenant on or before September 1, 2006, then Landlord shall pay Tenant’s Holdover Costs for the period commencing September 1, 2006 and ending on the date Landlord delivers the Premises to Tenant. If Landlord’s notice indicates that Landlord will be unable to deliver the Premises to Tenant, then this Lease shall be null and void and of no further force and effect, except that Landlord shall pay to Tenant on a monthly basis for the period commencing February 1, 2006 to August 31, 2006 an amount equal to the lesser of: (i) the amount that the actual monthly Holdover Costs exceed Tenant’s monthly gross rent payment last due under the Existing Leases or (ii) fifty percent (50%) of Tenant’s normal monthly gross rent payment last due under the Existing Leases. Upon such delivery, Landlord and Tenant shall execute an addendum to this Lease confirming the Commencement Date and Expiration Date. Notwithstanding anything in this Lease to the contrary, in the event that Landlord fails to deliver the Premises to Tenant with all of the Shell Improvements and Tenant Improvements Substantially Complete by October 31, 2006 for any reason (including, without limitation, for reasons set forth in Section 35.G. herein), Tenant shall have the right to terminate this Lease, at any time thereafter prior to the Shell Improvements and the Tenant Improvements being Substantially Complete, by delivering written notice to Landlord no later than the date the Shell Improvements and the Tenant Improvements are Substantially Complete.

For purposes of this Lease, the term “Substantially Complete” shall mean that all work included within the scope of the Shell Improvements (including parking lot striping of the first lift of asphalt pavement) and the Tenant Improvements shall be completed by Landlord, excepting Punchlist Items (defined in Section 12.D. herein). Notwithstanding the foregoing, the final lift of asphalt pavement and landscaping for the Project (collectively, the “Spring Site Work”) shall not be included within the definition of Substantially Complete. Spring Site Work shall be completed as soon as reasonably possible in the spring of 2006 as weather permits and shall be done in a manner so as to minimize interference with Tenant’s use and occupancy of the Premises. If Landlord does not complete the Spring Site Work by June 30, 2006, subject to Force Majeure (as defined in Section 35.G. of this Lease) and delays by Tenant, then Tenant shall receive a Rent credit in the amount of $100.00 per day for each day after June 30, 2006 until Landlord does in fact complete the Spring Site Work.

B.	Option Terms. Tenant shall have the option (singularly, “Option” or together “Options”) to extend the term of this Lease for up to two (2) additional consecutive sixty (60) month terms under the same terms and conditions contained herein, provided however, that upon Tenant’s exercise of each such Option, the Base Rent shall be adjusted in each instance to equal 95% of the then current market rate for similar space in the Minneapolis/St. Paul “Midway” area (“Market Area”) determined in accordance with Section 4.C. below. Tenant may exercise each such Option by delivering written notice to Landlord, stating its intent to exercise the Option, not less than two hundred ten (210) days prior to the expiration of the initial Lease Term or preceding Option Term, as the case may be. In the event that Tenant fails to deliver timely notice of its intent to exercise any such Option, Tenant’s right to the Option and any subsequent Option shall be deemed null and void. Conditions of the exercise of each such Option shall be that Tenant is not in Default pursuant to Section 18 of this Lease and that this Lease is in full force and effect. It shall be a further condition of the exercise of Tenant’s second Option that Tenant has exercised and faithfully completed its first Option Term.

C.	Market Rate Determination. If the market rate must be determined in accordance with the provisions of Section 4.B. above, the parties hereto agree as follows:

(1)	Within fifteen (15) days following receipt of Tenant’s Renewal Notice for the Option Term, Landlord will submit to Tenant Landlord’s proposed market rate determination (“Landlord’s Proposed Market Rate”). Considerations for determining the Landlord’s Proposed Market Rate shall include, but not be limited to, term, condition of the space, required improvements, market concessions and other factors customarily considered in determining market rates.

(2)	If Tenant does not notify Landlord within twenty (20) days after receipt of Landlord’s Proposed Market Rate that Tenant disagrees with Landlord’s Proposed Market Rate, then Landlord’s Proposed Market Rate shall be deemed approved and accepted by Tenant. If Tenant timely notifies Landlord of Tenant’s disagreement with Landlord’s Proposed Market Rate, then the parties agree to negotiate in good faith for a period of thirty (30) days following Landlord’s receipt of Tenant’s notice of disagreement (the “Negotiation Period”) in an attempt to reach agreement on the market rate. In connection therewith, each party shall submit to the other party such evidence as it then has to substantiate its proposed market rate.

(3)	If the market rate is not mutually agreed upon within the Negotiation Period then Tenant shall have the option to (i) elect to determine the market rate under the conditions set forth below or (ii) within ten (10) days after the expiration of the Negotiation Period rescind its Option to extend with no further obligation with written notice to Landlord and the Option notice shall be null and void. Within ten (10) days after the expiration of the Negotiation Period, the parties shall choose a neutral individual having at least ten (10) years recognized brokerage experience with first-hand knowledge in the determination of commercial rental rates in the Market Area (“Expert”), and the Expert shall determine the market rate within twenty (20) business days after expiration of the Negotiation Period. If the parties cannot mutually agree on an Expert within seven (7) days after expiration of the Negotiation Period, each party shall notify the other as to the name, address, and telephone number of an arbitrator (having similar experience and qualifications required of the Expert) it has selected to serve on the board of arbitration (“Board”). The two (2) arbitrators will appoint a third arbitrator having such experience and qualifications as promptly as reasonably possible and the three (3) arbitrators will constitute the Board. All three (3) arbitrators must also be persons totally disinterested in any economic way in the ultimate resolution of the market rate.

(4)	After the Board is appointed, it will proceed as expeditiously as reasonably possible to resolve the dispute in accordance with the commercial rules of arbitration of the National Arbitration Forum and to notify the parties of its decision as to the market rate within twenty (20) business days of the appointment of the last member of the Board. Both Landlord and Tenant may each state in writing what it proposes the market rate should be including whatever support for such contention it wishes to have considered by the Board. The Board shall arrange for such simultaneous exchange of such written information to both Landlord and Tenant and shall accept additional evidence, rebuttals or other matters the parties may wish to present until five days prior to the date on which the Board shall render its decision. The Board shall not be limited to choosing between one (1) of the two (2) market rates proposed by the parties but may substitute its opinion as to market rate, provided, however, that the determination of the Board shall be made as follows:

(a)	Each member of the Board will independently determine the market rate and simultaneously disclose to each other his or her separate determination.

(b)	If the high market rate is less than ten percent (10%) higher than the middle market rate and the low market rate is less than ten percent (10%) lower than the middle market rate, then the average market rate of the three Board members shall be the market rate.

(c)	If either the high market rate or the low market rate deviates from the middle market rate by more than ten percent (10%), then the average of the two market rate determinations closest by dollar amount shall be the market rate.

Upon the determination of the market rate pursuant to the foregoing terms, such determination shall be final and binding upon the parties. If for any reason the determination of the market rate has not been made as of the commencement of the Option Term, then Tenant shall nevertheless pay Base Rent at Landlord’s Proposed Market Rate pending determination of the market rate pursuant to the mechanism described above. Any rent paid by Tenant at a rate other than the market rate determined pursuant to the foregoing terms shall be adjusted retroactively. Any and all fees and expenses charged by the Expert shall be divided equally between Landlord and Tenant, or alternatively, Landlord and Tenant shall each pay any and all fees and expenses incurred in connection with such party’s own Board member and the fees and expenses of the third Board member shall be divided equally between Landlord and Tenant.

SECTION 5. RENT. Tenant agrees to pay Landlord monthly in advance, without demand, offset, abatement or deduction, except as otherwise permitted in this Lease, as base rent during the term of this Lease (“Base Rent”), the sum of money set forth in Section 1.C. of this Lease, which has been computed based upon the total rentable area of the Premises. If the amount of rentable area in the Premises changes from time to time, then Base Rent shall be equitably adjusted by Landlord based on the then current rentable area of the Premises as determined by Landlord pursuant to Section 2 of this Lease. The initial monthly installment of Base Rent shall be due and payable on or before the Commencement Date and all succeeding installments of Base Rent shall be due and payable on or before the first day of each succeeding calendar month during the term of this Lease; provided, however, that if the Commencement Date is other than the first day of a calendar month, then the monthly Rent for such partial month shall be prorated based on the number of days in such partial month and paid in advance. Tenant shall also pay to Landlord, as additional rent, all other sums due under this Lease and the word “Rent”, as used in this Lease, shall mean the Base Rent and the additional rent payable hereunder. All Rent shall be payable to

Landlord by electronic transfer of funds at the bank account designated by Landlord by written notice to Tenant from time to time. Notwithstanding the foregoing, if Tenant elects not to pay by electronic transfer of funds, then upon prior written notice to Landlord, Tenant may pay Rent by check to the address set forth in Section 1.H. above, or at such other address as may from time to time be designated by Landlord. If Landlord has not received Rent or other sums due under this Lease by the end of the fifth (5th) day after Tenant’s receipt of Landlord’s notice of nonpayment, and Landlord has given Tenant such notice on two (2) previous occasions in the same calendar year of the Lease Term, or any extension thereof, Tenant shall be subject to the interest charge outlined in Section 35.I. and a late payment charge of $500.00 per occurrence shall become due and payable to Landlord, all in addition to such amounts owed under this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction unless otherwise agreed by the parties in writing, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. Any sums paid to Landlord by Tenant pursuant to this Lease shall be applied to Tenant’s account in the following order: first to the payment of costs of collection, including without limitation attorneys’ fees and court costs; then to the payment of late charges and accrued interest due on past due amounts; then to the payment of Rent. Landlord shall provide monthly invoices to Tenant depicting rents due and payable, however, such monthly invoices provided to Tenant by Landlord are provided as a courtesy only and in no event shall the date of delivery or receipt of an invoice, or the failure to deliver an invoice, extend the time for payment of Rent or the date Rent is due and payable.

SECTION 6. SURRENDER OF POSSESSION AND HOLDING OVER. In the event that Tenant fails to surrender possession of the Premises upon the expiration or termination of this Lease, then Tenant shall be obligated to (i) vacate and deliver the Premises to Landlord immediately upon receipt of written notice to vacate from Landlord, (ii) pay Landlord as Base Rent for such holdover period, an amount equal to one and one-half (1.5) times the rate of Base Rent in effect on the date of expiration or termination of this Lease, together with all additional rent and other sums and charges as provided in this Lease, and (iii) indemnify, hold harmless and defend Landlord against all claims for liability, costs or damages by any other party to whom Landlord may have leased all or part of the Premises. If Tenant holds over with the prior written consent of Landlord, then Tenant’s occupancy for the holdover period shall be deemed a month to month occupancy terminable by either party upon thirty (30) days written notice to the other party, and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord monthly, in advance, as Base Rent for the holdover period, an amount equal to the rate of Base Rent in effect on the date of expiration or termination of this Lease, together with all additional rent and other sums and charges as provided in this Lease; provided, however, that Landlord shall have the right, from time to time, to adjust the Base Rent payable by Tenant during the holdover period by providing Tenant with at least thirty (30) days prior written notice of such adjustment. No holding over by Tenant, without the prior written consent of Landlord shall operate to extend the term of this Lease. Nothing contained herein shall be construed to give Tenant any right to hold over or to impair or limit any of Landlord’s rights and remedies set forth in this Lease if Tenant holds over without the prior written consent of Landlord, including without limitation, the right to terminate this Lease at any time during such holdover period, to recover possession of the Premises from Tenant, or to recover damages from Tenant from such holding over.

SECTION 7. OPERATING EXPENSES.

A.	Operating Expenses. Tenant shall also pay Landlord monthly in advance, without demand, offset, abatement or deduction unless otherwise provided in the Lease, as additional rent during the Lease

Term, Tenant’s Proportionate Share of all costs which Landlord may incur in owning, maintaining, operating, and repairing (including replacements when repairs are not economically prudent in Landlord’s reasonable discretion) the Building, Common Areas and all other improvements within the Project. All such costs are referred to herein as “Operating Expenses” and are hereby defined to include, without limitation, the following: (a) costs (including without limitation, sales and service taxes) incurred by Landlord in the management of the Project and fulfillment of its obligations under Section 12.A. herein; (b) utility charges for Common Areas of the Project and water, sewer and any other utility charges not separately metered to a particular tenant in the Building as provided in Section 8 herein; (c) exterior window washing; (d) debris, snow and ice removal; (e) parking lot sweeping, patching and sealcoating; (f) maintenance, repair and replacement of landscaping, irrigation systems and retaining walls; (g) management fees (not to exceed four percent (4%) of the total gross rent for the Project); (h) wages and benefits payable to employees of Landlord below the level of corporate property manager employed to perform maintenance, operation, repair or replacement work for the Project but based upon the allocation of work exclusively performed on the Project; (i) all services, tools, equipment, and supplies used for maintaining, operating, repairing or replacing the Project but based on the allocation of the use of such items at the Project; (j) all real property taxes, installments of special assessments and governmental impositions of any kind whatsoever imposed upon Landlord by reason of its ownership, operation or management of the Premises, including without limitation the so called Minnesota “state general tax”, and reasonable legal fees and administrative fees (except those payable to third parties) incurred in connection with actions to reduce the same; (k) all premiums, deductibles, retentions, commissions, service fees and reasonable administrative fees payable to third parties for insurance coverages Landlord is required to carry pursuant to Section 12.B. herein or by its lender, or that Landlord otherwise deems reasonably necessary to carry, including without limitation, property insurance, commercial general liability insurance, and rent loss insurance; (l) maintenance, repair, monitoring and testing of fire sprinkler systems, storm sewer ponds, wetlands and ground water; (m) the yearly amortization of major non-recurring capital expenditures, costs, repairs, and replacements (including without limitation, improvements Landlord is required to make to the Project pursuant to this Lease, if any, to comply with applicable laws, and installation of any device or equipment which improves the operating efficiency of any system within the Premises or the Project) which shall be amortized over the useful life of the improvement and at an interest rate as reasonably determined by Landlord but not to exceed eight percent (8%), and (n) all other expenses which would generally be regarded as operating, repair, replacement and maintenance expenses or Common Area expenses.

The foregoing notwithstanding, Operating Expenses shall not include (1) costs for any employees above the rank of building manager; (2) leasing commissions and marketing costs related to leasing or releasing of the Project; (3) payments of principal, interest, financing or refinancing costs on debt or amortization payments on any mortgage or underlying ground lease encumbering the Project; (4) Landlord’s franchise or income taxes; (5) bad debts, rent loss or reserves for bad debts or rent loss; (6) repairing or replacing any damage caused by condemnation; (7) costs reimbursed to Landlord from insurance proceeds or third parties; (8) costs of capital repairs or capital replacements (except as specifically permitted herein), capital improvements and equipment; except those: (a) required by laws enacted on or after the date the certificate of occupancy issued for the Tenant Improvements is issued, with the cost of any such improvements and equipment depreciated over the useful life of the improvement and/or equipment, or (b) installed at the Project to reduce Operating Expenses, with the cost of any such improvements and equipment depreciated over the useful life of the improvement and/or equipment; (9) depreciation, and lender’s fees; (10) expenses in connection with services or other benefits which are not offered to Tenant but which are provided to another tenant or occupant of the Project; (11) costs incurred by Landlord due to the violation by Landlord or any tenant or occupant of Project (other than Tenant) of the terms and conditions of any lease of space in the Project; (12) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due, not attributable to Tenant’s failure to make payments to Landlord for such items in accordance with this Lease; (13) all special assessments in excess of $5,000.00 which can be paid by Landlord in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in year in which the assessment installment is actually paid; (14) any and all costs arising from the presence of hazardous materials in or about the Project, including, without limitation, hazardous materials, in the groundwater or soil, except to the extent caused by the acts or omissions of Tenant or its Affiliated Parties (as defined in Section 11.A.); (15) costs to repair defects in the structural portions of the Project, but maintenance and repair of the roof and exterior of the Project may be included unless deemed capital repair or replacement; (16) costs (including all related attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes between Landlord and other tenants of the Project; (17) Landlord’s general corporate overhead and general administrative expenses, other than management services allocated to the Project; (18) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents; and (19) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations. Notwithstanding anything to the contrary contained herein, the Operating Expense exclusion set forth in subparagraph (8) of this paragraph shall automatically terminate upon the expiration of the one hundred eightieth (180th) month of the Lease Term.

Notwithstanding the foregoing, Landlord agrees that Tenant’s annual per square foot pro-rata share of Operating Expenses (excluding real estate taxes and the items set forth in Section 7.A.(j) above, insurance and snow removal expenses) shall not exceed the following during the original term of this Lease:

Calendar Year	Operating Expenses (excluding real estate taxes, insurance and snow removal) Per Square Foot
2006	$1.47
2007	$1.49
2008	$1.55
2009	$1.63
2010	$1.71
2011	$1.80
2012	$1.89
2013	$1.98
2014	$2.07
2015	$2.16
2016	$2.25

B.	Proportionate Share. Tenant’s proportionate share of Operating Expenses (“Proportionate Share”) shall be equal to a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Project. Landlord shall invoice Tenant for Tenant’s estimated annual Proportionate Share of Operating Expenses for each calendar year, which amount shall be adjusted reasonably from time-to-time by Landlord based upon anticipated Operating Expenses, and which amount shall be due and payable at the same time Base Rent is due in twelve (12) equal monthly installments. Tenant’s Proportionate Share of Operating Expenses for the years in which the Lease Term commences and terminates shall be prorated as equitably determined by Landlord based upon the Commencement Date and date of termination of the Lease Term. Notwithstanding anything contained herein to the contrary, during the year in which this Lease terminates, Landlord, prior to the termination date, shall have the option to invoice Tenant for Tenant’s Proportionate Share of the Operating Expenses based upon the previous year’s Operating Expenses; provided, however, Tenant shall not be responsible for charges in excess of actual costs.

C.	Exclusions. Without limiting the foregoing, if any tenant or other occupant of the Project separately maintains any part of the Building, or any part of the Common Areas, or separately pays for the cost of any utilities serving its premises, or separately insures its premises, or is separately required to pay real estate taxes on its premises or any separate tax parcel contained within its premises, then on a line item basis (i) the cost of such Building and common area maintenance, utilities, insurance and taxes shall be excluded from the definition of Operating Expenses, and (ii) the total rentable square feet of area contained within the premises of such tenant or occupant shall be excluded from the denominator of the fraction comprising Tenant’s Proportionate Share of the Operating Expenses, as set forth above in the preceding paragraph, for the purpose of computing Tenant’s Proportionate Share of those costs of Building and common area maintenance, utilities, insurance and taxes for the Project not separately paid as provided above.

D.	Reconciliation. Within six (6) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail the computations of Operating Expenses due pursuant to this Section, provided, however, that Landlord’s failure to timely provide any such accounting within the applicable six (6) month period shall not relieve Tenant of its obligation to pay any sums due to Landlord relative to any such reconciliation so long as said reconciliation is provided to Tenant with eighteen (18) months of the first day of the applicable calendar year. If the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of Operating Expenses due by Tenant under this Section, the accounting shall be accompanied by evidence of a credit to Tenant’s account, except that if the Lease Term has expired, then the amount of the credit shall be paid to Tenant. If the accounting shows that the total of the monthly payments made by Tenant is less than the amount of Operating Expenses due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional Operating Expenses due from Tenant and Tenant shall pay Landlord the amount set forth in the invoice within thirty (30) days following receipt of same.

E.	Tenant’s Right to Inspect Landlord’s Books. Within one hundred eighty (180) days after receipt of Landlord’s annual reconciliation statement for Operating Expenses, Tenant may inspect Landlord’s books and records relative to computation of Operating Expenses referenced in said reconciliation statement. If Tenant does not perform such inspection within said one hundred eighty (180) day period, Tenant shall be deemed to have waived its right to inspect Landlord’s books for the applicable reconciliation statement and charges referenced therein. Tenant may perform only one (1) such inspection in each calendar year during the Lease Term. Any such inspection shall be performed at the offices of Landlord and shall be performed at Tenant’s sole cost and expense, unless the amount paid by Tenant exceeds the actual expense by more than 4%, in which case Landlord shall pay the reasonable cost of Tenant’s inspection, excluding travel, lodging and meal expenses.

SECTION 8. UTILITIES. Commencing on the Commencement Date, Tenant shall also pay when due,

without demand, offset or deduction, as additional rent during the Lease Term, all charges for utilities furnished to or for the use or benefit of Tenant or the Premises. Consumption charges for all utilities for the Premises that have been separately metered by Landlord or the utility provider, including gas, electrical, and communications shall be paid by Tenant directly to the utility provider when due. Consumption charges for any utilities not separately metered to a particular tenant in the Building, including water & sewer utilities and sprinkler monitoring shall be included within the definition of Operating Expenses and recoverable by Landlord as provided in Section 7 above; provided, however, that (i) if Tenant and one or more (but less than all) other tenants of the Project share a utility meter, then Tenant shall pay Landlord monthly one-twelfth (1/12) of Tenant’s annual estimated pro-rata share of consumption charges for such shared utility service as equitably determined by Landlord, and (ii) to the extent Tenant uses a disproportionate amount of water and sewer service as reasonably determined by Landlord, Landlord shall have the right to submeter Tenant’s usage of water and sewer service and collect from Tenant monthly, in advance, one-twelfth (1/12th) of the annual estimated consumption charges for such services, which amounts shall be reconciled annually together with Landlord’s reconciliation of Operating Expenses. Except to the extent of Landlord’s negligence (unless waived pursuant to Section 15.C. herein), Landlord shall not be liable for damages or otherwise, and Tenant shall have no right of demand, offset, abatement or deduction, if any utility provider’s service to the Premises is interrupted or impaired by weather, fire, accident, riot, strike, act of God, the making of necessary repairs or improvements, or any other causes beyond the reasonable control of Landlord. If any public authorities require a reduction in energy consumption in the use or operation of the Building or Project, Tenant agrees to conform to such requirements. Except as otherwise provided herein, Landlord shall not be liable for damages or otherwise, and Tenant shall have no right of demand, offset, abatement or deduction, if any utility provider’s service to the Premises is interrupted or impaired by weather, fire, accident, riot, strike, act of God, the making of necessary repairs or improvements, or any other causes beyond the reasonable control of Landlord. Notwithstanding the foregoing, in the event (i) either (x) such interruption or impairment of service is caused by the negligence of Landlord or its contractors, agents or employees or (y) such interruption or impairment is not caused by Tenant’s acts or omissions and Landlord fails to take all commercially reasonable steps to restore such service as soon as reasonably possible, (ii) the interruption or impairment of service continues for a period of three (3) consecutive business days, and (iii) as a result of such interruption or impairment of service the Premises are rendered untenantable as reasonably determined by Landlord and Tenant, then in such case the payment of Rent shall equitably abate in proportion to the area of the Premises rendered untenantable by such disrupted utility beginning on the fourth (4th) day and such abatement shall continue until such service is restored to the Premises, provided, however, (a) in no event shall the abatement exceed the actual amount of insurance proceeds recovered by Landlord under its rent loss insurance for the Project, (b) a condition precedent to Tenant’s right of abatement is that Tenant shall cooperate with Landlord and provide such information or certifications reasonably required in order to submit a claim for such rent loss insurance, and (c) the abatement shall only apply to the extent the type of utility interrupted is either gas, electric, water or sewer.

SECTION 9. ADDITIONAL TAXES. If applicable in the jurisdiction where the Premises are located, Tenant shall pay and be liable for all rental, sales, service and use taxes or other similar taxes arising from Tenant’s operation of its business within the Premises, if any, levied or imposed by any city, state, county or other governmental body having authority, and if levied upon Landlord, such payments shall be reimbursed to Landlord by Tenant as additional rent.

SECTION 10. PERMITTED USE. The Premises are leased to Tenant solely for the use and purpose set forth in Section 1.E. of this Lease (“Permitted Use”). Tenant shall not use, occupy, or permit the use or occupancy of the Premises or any portion thereof for any other use or purpose whatsoever, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld. Landlord represents that Tenant’s use as set forth in this section is allowed within the existing zoning of the Project.

SECTION 11. ADDITIONAL OBLIGATIONS OF TENANT.

A.	Occupancy and Use. Tenant shall occupy the Premises, conduct its business and control its officers, directors, shareholders, members, managers, employees, agents, contractors, and invitees (collectively, “Affiliated Parties”) in such a manner as is lawful, and will not create a nuisance as determined by applying a reasonable industry standard. Tenant shall not overload, damage or deface the Premises or do any act which may make void or voidable any insurance on the Premises or the Project, or which may render an increased or extra premium payable for such insurance. Tenant shall not permit any operation within the Premises which emits any noise, odor, or matter which intrudes into other portions of the Project or otherwise interferes with, annoys or disturbs any other tenant or occupant of the Project in its normal business operations or Landlord in its management of the Project. Tenant and its Affiliated Parties, customers, vendors and suppliers shall not utilize any common portion of the loading dock area or the Common Areas for (i) overnight or long term parking, placement, or storage of vehicles, trailers, storage containers, or their equivalents used in whole or in part for storage of inventory, supplies, goods or the like, except with Landlord’s prior written consent, or (ii) the storage of pallets, crates, boxes, refuse or rubbish other than that which is placed in rubbish containers or dumpsters provided by or approved by Landlord. Tenant shall have the right to use and occupy the Premises seven days a week, twenty four hours per day.

B.	Signs. Tenant shall not install, place, erect, or paint any sign, marquee or awning of any type or description in or about the Premises or Project which are visible from the exterior of the Premises, except those signs which are in conformance with Landlord’s sign criteria attached hereto as EXHIBIT D and in conformance with applicable governmental laws, rules, regulations and ordinances. Landlord shall have the right to approve, which approval shall not be withheld, provided such signs are in conformance with Exhibit D and applicable government laws, codes or regulations. Landlord may install temporary or permanent signage relating to the Project in the Common Areas that does not materially interfere with Tenant’s signage as approved by Landlord hereunder. Notwithstanding the above, Tenant shall have exclusive rights to Tenant identification signage on the north elevation of the Building, non-exclusive rights to Tenant identification signage on the west elevation of the building (adjacent to Tenant’s Premises) and the top position on the project’s monument sign. The cost of Tenant’s monument signage shall be paid by Landlord.

C.	Compliance With Laws, Rules and Regulations. Except as otherwise provided in this Section 11.C., from and after the Commencement Date, Tenant shall, at its sole cost and expense, cause the Premises and Tenant’s use thereof to comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over the use, condition or occupancy of the Premises. Any repairs, alterations or modifications to the exterior or structural elements of the Building or to the Common Areas of the Project necessary to comply with applicable laws shall be made by Landlord and shall be included within the definition of Operating Expenses and reimbursed to Landlord under Section 7 of this Lease, provided, however, Tenant shall be solely responsible and shall reimburse Landlord for the entire cost and expense of such work if compliance is necessary due to Tenant’s specific use or occupancy of the Premises or due to Tenant’s acts or omissions, or as a result of any alterations, modifications or improvements to the Premises or Building constructed by or on behalf of Tenant.

Tenant will also comply with the reasonable rules and regulations of the Project adopted by Landlord, provided such rules and regulations shall be applied equally to all Tenants and do not unreasonably interfere with Tenant’s ability to conduct its business. Landlord shall have the right at all times, upon thirty (30) days prior written notice to Tenant, to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Project or the Premises. All rules and regulations of the Project, and amendments or modifications thereof, will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.

D.	Tenant’s Insurance Obligations. Tenant shall, during the term hereof, keep in full force and effect at its expense the following insurance coverages:

(1)	Property insurance, including plate glass coverage, written on the Insurance Service Office’s Special Perils form, or equivalent, covering the full replacement value of (a) Tenant’s personal property, goods, inventory, supplies, signs, furniture, and moveable trade fixtures, equipment and machinery (collectively, “Tenant” Personal Property”), and “b) Improvements (defined herein) Tenant is required to remove at Lease expiration or termination pursuant to Section 11.F. herein;

(2)	Commercial General Liability insurance in an amount of not less than $1,000,000 per “occurrence” and $2,000,000 “aggregate” for the Premises, insuring Tenant and its Affiliated Parties against liability for bodily injury, death, personal injury, and including contractual liability coverage. The amount of such liability insurance shall not limit Tenant’s liability under this Lease. Such policy or policies shall name Landlord and CSM Corporation (or Landlord’s other designated management agent) and upon request, Landlord’s designated mortgagee, as additional insureds and shall provide that thirty (30) days’ prior written notice must be given to Landlord prior to modification or cancellation of such policy of insurance.

Tenant shall furnish evidence satisfactory to Landlord at the time this Lease is executed, and thereafter from time to time within twenty (20) days after written request by Landlord, that such coverages are in full force and effect. Within ten (10) days after written request by Landlord, Tenant shall also provide Landlord with a certificate of insurance, and in the event of a claim against the Landlord’s insurance, a copy of such policies of insurance. All such insurance carried by Tenant shall be issued by companies having an A.M. Best Company rating B+ or better.

Notwithstanding the foregoing, the originally named Tenant hereunder (i.e. Secure Computing Corporation) shall have the right to satisfy the insurance requirements of this Section 11.D. pursuant to (i) a blanket insurance policy covering other properties in addition to the Premises, (ii) a plan of self-insurance, or (iii) a combination of any of the foregoing insurance programs, but only if Tenant has a net worth of at least $100,000,000 demonstrated by Tenant’s current annual reports filed with the SEC or by current independently audited financial statements certified by an officer of Tenant. To the extent any deductible is permitted or allowed as part of any insurance policy carried by Tenant in connection with this Section 11.D., then Tenant shall be deemed to be covering the amount of the deductible under its self-insurance program, provided, however, in no event shall the deductible exceed $10,000 without Landlord’s prior written consent. If Tenant elects to self-insure hereunder, Tenant shall notify Landlord in writing of its intent to self-insure and shall provide Landlord with a schedule of coverages, certificate of self-insurance or other reasonably acceptable written evidence identifying the coverages Tenant has elected to self-insure.

E.	Tenant’s Maintenance and Repair Obligations. Tenant shall at its sole expense and all times throughout the term of this Lease, including renewals and extensions thereof, keep and maintain the Premises and all of Tenant’s signage in a clean, safe, sanitary, and working condition and in compliance with all applicable federal, state, and local laws, codes, ordinances, rules and regulations. Within thirty (30) days after the Commencement Date, Landlord will assign to Tenant any warranties in Landlord’s possession for items which Tenant is responsible for maintaining, repairing and replacing under this Lease. Tenant’s obligations hereunder shall include, but not be limited to, the maintenance, repair and replacement, if necessary, of the following items to the extent they exclusively serve the Premises: (i) heating, ventilation and air conditioning system and equipment (including a regular preventative maintenance contract) provided, however, if replacement of the HVAC system or equipment is necessary during the first one hundred eighty (180) months of the Lease Term as reasonably determined by Landlord and is not required due to Tenant’s negligent acts or omissions, then Landlord will perform the replacement work and bear the cost thereof, (ii) lighting, wiring, and plumbing fixtures, piping, and equipment, (iii) water heaters, (iv) motors and machinery, (v) all interior fixtures (including without limitation, trade fixtures, walls, partitions, doors, door handles, locks, closures and frames, and windows), and (vi) all exterior entrances, windows, doors, door handles, locks, closures and frames, docks (including without limitation, lifts, dock levelers, awnings, dock shelters, and staircase supports, treads and railings), and the replacement of all broken glass. When used in this provision, the term “repair” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. Tenant shall keep the sidewalk in front of the Premises clean and shall remove snow accumulations of less than one inch. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease, then subject to the notice and cure period requirements of Section 18.A.(2) herein (except in the event of an emergency when no prior notice need be given by Landlord), Landlord may make such repairs, without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, personal property, furniture, trade fixtures, equipment, or other property or to Tenant’s business by reason thereof, provided that Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Premises, and upon completion thereof, Tenant shall pay to Landlord all costs incurred by Landlord in making such repairs, including ten percent (10%) for overhead, within thirty (30) days after Landlord delivers to Tenant an invoice for such costs.

F.	Alterations and Improvements. Subject to Tenant obtaining, at its sole expense, any and all necessary federal, state and municipal governmental licenses, permits or approvals, Tenant shall have the right, at its sole expense, to construct and install all tenant improvements, furniture, trade fixtures, equipment, machinery and other improvements necessary for Tenant to utilize the Premises for its Permitted Use; provided, however, that such work is performed in a workmanlike manner and Tenant uses reasonable efforts not to disturb other tenants’ use of their demised premises or the Common Areas during performance of such work. Prior to installing or making any alterations, physical additions or tenant improvements (collectively, “Improvements”) on or within the Premises, Tenant shall (i) obtain Landlord’s written approval of plans and specifications for such improvements, which approval shall not be unreasonably withheld, and (ii) forward to Landlord a copy of all governmental approvals required for the Improvements that Tenant has obtained, together with names and addresses of all contractors and subcontractors who will be working at the Premises. All such work shall be performed by qualified, licensed and insured contractors or subcontractors, and Tenant shall hold harmless, indemnify and defend Landlord from any liens, damages, costs, liability, or claims for personal injury, property damage or death arising from installation of any such improvements. Tenant shall not make or allow to be made any Improvements that (i) are structural in nature, (ii) affect the mechanical, electrical, utility or other service systems for the Building, (iii) are visible from the exterior of the Building, or (iv) that cost in excess of $5,000.00, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Any Improvements in or to the Premises made by Tenant shall, at Landlord’s option, become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease; provided, however, upon request by Landlord, Tenant shall remove any designated Improvements upon expiration or earlier termination of the Lease Term, and further provided, that, this clause shall not apply to Tenant’s Personal Property, which shall remain the property of Tenant and shall be removed by Tenant prior to the end of the term of this Lease. Notwithstanding the foregoing, Landlord must identify the Improvements which it will require to be removed at the time of its approval so as to enable Tenant to decide whether or not to proceed with Improvements. Tenant shall repair any damage to the Premises arising from installation or removal of such Improvements or Tenant’s Personal Property in order to restore the Premises to the condition required by the terms of Section 11.J. herein. All costs of installation and removal of such Improvements and Tenant’s Personal Property and repair to the Premises relating thereto, shall be paid by Tenant and if not paid, shall be deemed additional rent recoverable by Landlord under this Lease.

G.	Hazardous Substances. Tenant and its Affiliated Parties shall not manufacture, generate, treat, transport, dispose of, release, discharge, or store on, under or about the Premises or the Project (except as reasonably required in the ordinary course of Tenant’s business operations in the Premises or for routine maintenance thereof, to the extent used in compliance with applicable laws), any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous materials, or hazardous substances under any federal, state, or local law or regulation (“Hazardous Materials”). Tenant shall indemnify, hold harmless and defend (with counsel reasonably approved by Landlord) Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorneys fees and expenses and court costs) caused by or arising out of (i) a violation of the foregoing prohibition by Tenant or (ii) the presence of any Hazardous Materials on, under, or about the Premises or the Project during the term of the Lease to the extent caused by or arising out of the actions or omissions of Tenant or its Affiliated Parties. Tenant shall clean up, remove, remediate and repair any soil or ground water contamination and damage caused by the presence or release of any Hazardous Materials in, on, under or about the Premises or the Project during the term of the Lease to the extent caused by or arising, out of the actions or omissions of Tenant or its Affiliated Parties, as required by applicable law and subject to Landlord’s prior reasonable approval of the scope of Tenant’s work.’ Tenant shall promptly give Landlord written notice (i) upon learning of the presence or release of any Hazardous Materials on or about the Premises or the Project by Tenant, (ii) upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Premises or the Project, or (iii) upon receipt of notice of pending or threatened claims against Tenant or the Project due to the presence or release of Hazardous Materials on or about the Premises or the Project. The obligations of both parties hereunder shall survive the expiration or earlier termination of this Lease and the monetary obligations of Tenant shall be deemed additional Rent payable to and recoverable by Landlord hereunder. At Landlord’s option, any penalties, damages or costs of compliance arising from the presence or release of Hazardous Materials not caused by the acts or omissions of Landlord or its employees, agents or contractors or any other tenant of the Project, may be included within the definition of Operating Expenses and recoverable by Landlord pursuant to Section 7 above, not to exceed $1,000 per year. Landlord shall indemnify, hold harmless and defend (with counsel reasonably approved by Tenant) Tenant from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorneys fees and expenses and court costs) caused by or arising out of the presence or release of Hazardous Materials on or about the Premises or the Project at any time prior to execution of this Lease, or at any time after execution, to the extent arising from the actions or omissions of Landlord, its Affiliated Parties, or any prior owner of the Premises or the Project. Landlord agrees to provide to Tenant all existing environmental reports in Landlord’s possession as of the date of this Lease. Landlord will use commercially reasonable efforts to seek a closure letter from the Minnesota Pollution Control Agency in connection with any items set forth in the existing environmental reports.

H.	Mechanic’s and Materialmen’s Liens’ Tenant shall keep the Premises and the Project free from any claims or liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and Tenant shall immediately notify Landlord of any such claim or lien of which Tenant has knowledge. Tenant will pay and discharge any mechanic’s, materialmen’s or other lien against the Premises resulting from Tenant’s failure to make payment to such liening party, or will post bond, cash escrow or other security reasonably required by Landlord and diligently contest the lien. If a lien is claimed and Tenant does not cause it to be removed or contested (together with posting of bond, cash escrow or other security reasonably required by Landlord) within thirty (30) days after notice from Landlord to do so, then Landlord may require that Tenant provide to Landlord, at Tenant’s sole cost and expense, a bond, letter of credit or cash escrow in an amount equal to one and one-half (1.5) times the amount of the lien, to insure Landlord against any liability for such lien. If Tenant contests the lien, it will do so at its expense in an expeditious manner. If the lien is reduced to final judgment, Tenant will discharge the judgment.

I.	Financial Statements. In the event that the Tenant becomes a privately traded company, Tenant shall, within fifteen (15) days following written request by Landlord, furnish to Landlord, or any present or prospective lender or buyer of the Project, Tenant’s prior year and most current year-to-date financial statements (including a balance sheet and an income statement) certified by an officer or general partner of Tenant, which statements shall be in reasonable detail and conform to generally accepted accounting principles. Landlord shall advise the recipient of the financial statements that they shall be kept and maintained in a confidential manner.

J.	Obligations Upon Termination. Upon the termination of this Lease in any manner whatsoever, Tenant shall (i) remove Tenant’s Personal Property (and the personal property of any other person claiming under Tenant) and if requested by Landlord, any other improvements made at any time to the Premises by or at the request of Tenant subject to Section 11.F., (ii) repair any injury or damage to the Premises arising from installation or removal of such personal property or improvements, and (iii) quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the same are in upon completion of initial construction thereof or thereafter may be put in by Landlord or Tenant, ordinary wear and tear and repairs or restoration which are Landlord’s obligation excepted. If Tenant does not return possession of the Premises to Landlord in the condition required by this Lease, then (i) any improvements Tenant is required to remove upon the termination of this Lease or any of Tenant’s Personal Property that are not removed on or before the date of termination of this Lease, however terminated, shall be deemed abandoned and Landlord may remove and dispose of the same as it deems prudent and any reasonable cost in regard thereto shall be payable by Tenant as additional Rent, (ii) Landlord may repair and restore the Premises to the condition required above and recover the costs of doing so from Tenant.

SECTION 12. OBLIGATIONS OF LANDLORD.

A.	Landlord’s Maintenance and Repair Obligations. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Project during the term of this Lease except as are specifically set forth in this Section or elsewhere in this

Lease. Landlord shall maintain, repair and replace the roof (including flashing and drainage systems), fire sprinkler system, utility lines up to connection points with the Building, foundation, parking areas, Common Areas (including without limitation site lighting, project identification signs, landscaping and irrigation), and the exterior and structural portions of the Building and other improvements within the Project (including exterior painting and tuckpointing), provided, that Landlord’s cost of maintaining, repairing and replacing the items set forth in this Section shall be included within the definition of Operating Expenses and recoverable by Landlord pursuant to Section 7 of this Lease, subject to the Operating Expense exclusions set forth in Section 7. Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Premises when performing any maintenance or repair at the Premises.

B.	Landlord’s Insurance Obligations. During the term of this Lease, Landlord shall carry hazard and property insurance coverage on the Building in an amount equal to the full replacement cost thereof. Landlord shall not be obligated in any way or manner to insure any of Tenant’s Personal Property upon or within the Premises or any Improvements which Tenant is required to remove pursuant to Section 11.F hereof. Landlord shall also carry Commercial General Liability insurance in an amount of at least $1,000,000 per “occurrence” and $2000,000 “aggregate” per this location. Landlord may also carry such other insurance coverage, including without limitation, rent loss insurance, of the type and in amounts as Landlord deems prudent. Notwithstanding the foregoing, any insurance carried or required to be carried by Landlord relative to the Premises may be maintained under a blanket policy or policies of insurance covering the Premises and other properties owned by Landlord and its affiliates, and all premiums, commissions, service fees, reasonable third party administrative fees paid or incurred by Landlord or its management agent (CSM Corporation) for such insurance, to the extent properly allocable to the Premises, and the cost of repairs not covered under such insurance due to deductible or retention provisions, shall be included within the definition of Operating Expenses under Section 7 of this Lease. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord under this Lease even if the cost of such insurance is borne by Tenant pursuant to Section 7 of this Lease. If an increase in any insurance premiums paid by Landlord relative to the Project is caused by Tenant’s use of the Premises, then Tenant shall pay the amount of such increase as additional rent to Landlord.

C.	Landlord’s Warranty of Possession. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required Rent and subject to the terms, conditions, covenants and agreements contained in this Lease, shall have quiet enjoyment and possession of the Premises during the full term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other lessee or third party that may interfere with Tenant’s use of the Premises, but shall be responsible for enforcement of rules and regulations it imposes in the Building.

D.	Shell Improvements; Interior Tenant Improvements; Allowance; Punchlist.

(1) Shell Improvements. Landlord, at its sole cost and expense, shall complete the shell improvements to the Building (“Shell Improvements”) substantially in accordance with the (i) preliminary site plan attached hereto as Exhibit A or A-1 as set forth in Section 2, (ii) the preliminary shell Building specifications attached hereto as Exhibit E, (iii) the preliminary exterior elevations of the Building attached hereto as Exhibit E-1, and (iv) the preliminary rendering of the Building attached hereto as Exhibit E-2 (collectively, the “Preliminary Shell Plans”), subject to modifications required by the City of St. Paul. The final construction drawings (the “Final Shell

Plans”) for the Shell Improvements are subject to Tenant’s review and approval and Landlord (and Landlord’s architect) shall review Final Shell Plans with Tenant. Tenant shall either approve or conditionally approve the Final Shell Plans by written notice to Landlord given within five (5) business days after Tenant reviews the Final Shell Plans with Landlord. If Tenant fails to notify Landlord within said five (5) business day period, then the Final Shell Plans will be deemed approved by Tenant. Tenant’s review and approval of the Final Shell Plans shall not be unreasonably withheld, conditioned or delayed. Any delay in completion of construction of the Shell Improvements contributed to by Tenant’s failure to timely review and approve the plans shall extend the delivery date by a period equal to the Tenant’s delay. Changes or modifications to the approved Final Shell Plans shall be submitted by Tenant to Landlord for Landlord’s prior written approval which shall not be unreasonably withheld or delayed. Landlord shall notify Tenant of any anticipated delay in completion of the Shell Improvements attributable to a requested change order prior to approving or denying the same and Tenant shall have the absolute and unilateral right to withdraw an approved change order request within two (2) business days after receipt of Landlord’s notification of the extent of anticipated delay attributable to the proposed change order. Each approved change order no longer subject to Tenant’s right of withdrawal shall constitute an amendment to this Lease. Tenant shall reimburse Landlord, within thirty (30) days after written request, for the cost of any change orders that increase the total cost of the Shell Improvements as set forth in the approved Final Shell Plans.

(2) Interior Tenant Improvements; Tenant Improvement Allowance. Landlord shall coordinate, contract, finance and construct initial interior tenant improvements including preparation of all necessary plans and drawings to the Premises beyond the Shell Improvements per final plans and specifications to be approved by the parties (the “Tenant Improvements”) at Tenant’s sole cost and expense, except as set forth in subparagraph (iii) of this section, including preparation of all necessary plans and drawings, under the following terms and conditions:

(i)	Except for the Allowance (as defined below), Tenant shall pay for the entire cost of labor and materials for constructing the Tenant Improvements. Landlord shall provide one of its own in house architects or space planners, or an outside architectural firm to work with Tenant to determine the design and estimated costs of the Tenant Improvements, and to prepare the construction plans and specifications at no additional cost to Tenant and which will not be an offset against the Tenant Improvement Allowance. In addition, Landlord’s own in house architects or an outside architectural firm and construction project managers will provide all construction supervision services (including without limitation, selection of contractors) required to complete the construction of the Tenant Improvements at no additional cost to Tenant and which will not be an offset against the Tenant Improvement Allowance. Provided Landlord solicits two design/build proposals from general contractors that clearly state the general contractors fee, general conditions, all associated additions to that work which will be subcontracted and provided that the selected contractor’s costs are reasonable and within current market pricing, the parties acknowledge and agree that Landlord has the right, in its sole discretion, to select the general contractor for the Tenant Improvements; provided, however, the general contractor selected shall obtain bids from at least three (3) subcontractors for each body of work that exceeds five thousand dollars ($5,000.00). Landlord and Tenant acknowledge and agree that the preliminary space plan attached hereto as Exhibit F and the preliminary tenant improvement specifications attached hereto as Exhibit F-1 have been reviewed and approved by each party (collectively, the “Preliminary TI Plans”).

(ii)	Tenant shall cooperate with Landlord and use good faith, diligent efforts to make all space planning decisions necessary for Landlord to be able to complete the final plans (“Final TI Plans”) for the Tenant Improvements as soon as reasonably possible after execution of this Lease. Notwithstanding anything herein to the contrary, not later than July 15, 2005 (the “Space Planning Deadline”), Tenant shall finalize all such space planning decisions by written notice to Landlord delivered prior to expiration of the Space Planning Deadline. After the earlier of the Space Planning Deadline or the date Tenant makes all necessary space planning decisions, Landlord will proceed diligently to complete the Final TI Plans for the Tenant Improvements and submit the same to Tenant for approval and Landlord and its architect shall review Final Tenant Improvement plans with Tenant and Tenant shall either approve or conditionally approve the Final TI Plans by written notice to Landlord given within five (5) business days after Tenant reviews the Final TI Plans for the Tenant Improvements with Landlord. If Tenant fails to notify Landlord within said five (5) business day period, then the Final TI Plans will be deemed approved by Tenant. Tenant’s review and approval of said Final TI Plans shall not be unreasonably delayed, conditioned or withheld. Changes or modifications to the approved Final TI Plans shall be submitted by Tenant to Landlord for Landlord’s prior written approval which shall not be unreasonably withheld or delayed. Landlord shall notify Tenant of any anticipated delay in completion of the Tenant Improvements attributable to a requested change order prior to approving or denying the same and Tenant shall have the absolute and unilateral right to withdraw an approved change order request within three (3) business days after receipt of Landlord’s notification of the extent of anticipated delay attributable to the proposed change order. Each approved change order no longer subject to Tenant’s right of withdrawal shall constitute an amendment to this Lease. Any delay in commencement of construction of the Tenant Improvements caused by (i) Tenant’s failure to meet the Space Planning Deadline, (ii) Tenant’s failure to timely approve the Final TI Plans and (iii) any change order requested by Tenant, shall not extend the Commencement Date or the Expiration date. The parties acknowledge and agree that the Final TI Plans are subject to the approval of the City of St. Paul.

(iii)	Landlord represents that the cost of construction of the improvements illustrated in the space plans and related specifications (attached as Exhibits F and F-1) do not exceed the stated Tenant Improvement Allowance, and Landlord agrees to provide Tenant a Tenant Improvement Allowance (the “Allowance”) not to exceed Thirty Two and 50/100 Dollars ($32.50) per rentable square foot in the Premises (as determined pursuant to Section 2), not including any storage space, to be used by Tenant for the cost of constructing the Tenant Improvements. Prior to commencing the Tenant Improvements, Landlord shall submit to Tenant a written statement of the total cost of the Tenant Improvements as then known by Landlord, and such statement shall indicate the amount, if any, by which the total cost of the Tenant Improvements exceeds the Allowance (the “Excess Costs”). Tenant agrees to pay an amount equal to the Excess Costs to Landlord within ninety (90) after the Commencement Date. In the event, and each time, that any change order by Tenant, unknown condition, delay caused by acts beyond Landlord’s control or other event or circumstance causes the cost of the Tenant Improvements to increase after the time that Landlord delivers to Tenant the initial statement of the cost of the Tenant Improvements, Landlord shall deliver to Tenant a revised statement of the total cost of the Tenant Improvements, indicating the revised calculation of the Excess Costs, if any. Within ninety (90) days after the Commencement Date, Tenant shall pay to Landlord an amount equal to the Excess Costs, as shown in such revised statement, less the amounts previously paid by Tenant to Landlord on account of the Excess Costs. Delays in the completion of the Tenant Improvements resulting from the failure of Tenant to comply with the provisions of this section shall not extend the Commencement Date or the Expiration date. Landlord agrees that if Tenant does not utilize the full amount of the Allowance against Qualified Costs, then at Tenant’s option after Tenant has taken possession of the Premises and paid its first installment of Rent, the balance may be utilized against future installments of Rent coming due under the Lease Term. On not less than a monthly basis, Landlord shall review with Tenant all qualified cost disbursements made from the Tenant Improvement Allowance and the Shell Improvement costs. Landlord will provide a full and complete cost breakdown, and background information, upon Tenant’s reasonable request.

Within forty-five (45) days of Substantial Completion, Landlord shall deliver to Tenant a final sworn construction statement outlining all costs associated with the construction of the Tenant Improvements and the Shell Improvements. Tenant shall have access to Landlord’s and General Contractor’s accounting records for review, and Tenant, at its option, may perform an audit of said records.

(iv)	Tenant may elect to have up to Five and No/100 Dollars ($5.00) per rentable square foot of the additional Tenant Improvement costs amortized into Base Rent over the Initial Term at an annual interest rate of eight percent (8%). If Tenant so elects, then Landlord and Tenant agree to execute an amendment to this Lease adjusting the Base Rent in accordance with the terms of this Section 12.D.(2)(iv).

(3)	Punchlist. Within thirty (30) days after Landlord delivers the Premises to Tenant Substantially Complete, Tenant shall prepare and deliver to Landlord a detailed written list setting forth any deviations or deficiencies in the Shell Improvements and the Tenant Improvements discovered by Tenant (herein, “Punchlist Items”). Landlord shall correct or cure such Punchlist Items to Tenant’s satisfaction within thirty (30) days after receipt of written notice of such Punchlist Items; provided, however, that if the nature of the Punchlist Items is such that it cannot be corrected or cured within thirty (30) days, then Landlord shall have an additional reasonable amount of time within which to correct or cure the pertinent Punchlist Item(s). Tenant’s failure to deliver written notice to Landlord specifying the Punchlist Items within the thirty (30) day period following the delivery date shall be construed as Tenant’s acceptance of (i) the condition of the Premises and Building, and (ii) the performance of Landlord’s obligations under this Lease regarding completion of the Shell Improvements and the Tenant Improvements; provided, however, that this provision shall not apply to latent defects discovered by Tenant after said thirty (30) day period.

SECTION 13. ASSIGNMENT AND SUBLETTING. Tenant shall not either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any person, other than the employees of Tenant, to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord not to be unreasonably withheld. Any assignment or transfer of this Lease by asset sale, liquidation or dissolution shall constitute an assignment for purposes of this Section. Any merger or consolidation of Tenant shall not constitute an assignment of this Lease provided that Tenant is the surviving entity. The transfer or sale of stock of Tenant shall not be deemed an assignment of this Lease; provided, however, that Tenant shall notify Landlord in writing of a sale of more than fifty percent (50%) of its outstanding stock.

If Tenant desires to assign or sublet all or any part of the Premises, Tenant shall notify Landlord at least fifteen (15) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information or written consents as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the type of use, financial condition, gross sales, business experience, reputation, operations and general desirability of the proposed sublessee or assignee or to obtain credit information from a credit reporting service. Within ten (10) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Landlord shall have either of the following options: (i) consent to the proposed assignment or sublease, and, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the Base Rent payable under this Lease for such space, Tenant shall pay to Landlord one-half (1/2) of all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant; or (ii) refuse, in Landlord’s reasonable discretion and judgment, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. For purposes of Section 13, Landlord’s consent to any assignment or subletting will be deemed reasonably withheld if, in Landlord’s good faith judgment, any one or more of the following apply: (a) either the proposed transferee, or any affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building or in any other building owned by Landlord or its related parties and Tenant’s proposal to assign or sublease the space is for less than 75% of the base rental rate payable under this Lease; (b) the use of the Premises by the proposed transferee would, in Landlord’s reasonable judgment, impact the Building or the Project in a negative manner; (c) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (d) the assignment or subletting would require alteration to the Building or the Project to comply with applicable Laws; or (e) an uncured default exists under this Lease at the time Tenant requests consent to the proposed transfer. In the event of any assignment or sublease, any option or right of first refusal granted to Tenant shall not be assignable by Tenant to any assignee or sublessee without Landlord’s prior’ written consent, not to be unreasonably withheld. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Upon the occurrence of a Default hereunder, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of the assignment or sublease. Any acceptance of Rent or collection by Landlord of other sums directly from the assignee, sublessee or any other person shall not be construed as a novation or release of Tenant or any guarantor from the further performance of their respective obligations under this Lease or any guarantee hereof, and shall not be construed as a waiver by Landlord of any provisions hereof or any right hereunder. Any assignment or subletting without consent of Landlord and, to the extent required, any Lender, shall be void, and shall at the option of Landlord, constitute a default under this Lease. Consent to one assignment, subletting, occupation or use by any other person or entity shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person or entity. No subletting or assignment by Tenant, made with or without Landlord’s consent, shall ever release Tenant from its obligation to pay the Rent and perform all other obligations to be performed by Tenant hereunder for the term of this Lease, or release any guarantor from any obligation or liability under any guarantee of this Lease.

SECTION 14. LANDLORD’S RIGHT OF ACCESS. Upon Landlord’s reasonable notice during Tenant’s normal business hours, Landlord and its Affiliated Parties shall have the right to access and enter the Premises to inspect the same, to show the Premises to prospective purchasers, lessees (but only during the last six (6) months of the Lease Term or extension or renewal thereof), mortgagees, insurers or other interested parties, and to alter, improve, maintain, or repair the Premises or any other portion of the Project. If such access is other than during Tenant’s normal business hours, Landlord shall give Tenant at least 24 hours prior written notice, except in the event of an emergency when no such prior notice shall be required. Tenant shall not prohibit Landlord or its Affiliated Parties from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary to gain entry to the Premises in an emergency without liability therefor. Tenant shall permit Landlord to install, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires under or through the raceways, conduits, risers, utility lines or ceiling plenum of the Premises as often and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper use, leasing, operation and maintenance of the Project. Landlord agrees to use a commercially reasonable standard of care (similar to other landlords of comparable properties in the St. Paul area) when performing its maintenance and repair obligations under this Lease or when present on the Premises.

SECTION 15. INDEMNITY AND WAIVER OF SUBROGATION.

A.	Release. Tenant agrees that Landlord and its Affiliated Parties shall not be liable to Tenant or its Affiliated Parties for, and Tenant hereby releases such parties from, any damage, compensation, liability, loss or claim from any cause, other than the negligence (unless waived pursuant to Section 15.C. herein) or willful misconduct of Landlord or its Affiliated Parties, relative to or arising from: (i) loss or damage to Tenant’s Personal Property or Improvements that Tenant is required to remove pursuant to Section 11.F. hereof; (ii) any injury to person or damage to property on or about the Premises; (iii) any criminal act on or about the Premises or Project; or (iv) interference with Tenant’s business operations or loss of occupancy or use of the Premises arising from Landlord’s performance of its maintenance and repair obligations under this Lease or from Landlord’s right to access or enter the Premises under this Lease. Subject to Landlord’s obligation set forth in Section 14 Tenant acknowledges and agrees that Landlord has no duty or obligation to provide security for the Premises, Building or Common Areas of the Project.

B.	Indemnity. Tenant agrees to hold harmless, defend (with counsel reasonably approved by Landlord) and indemnify Landlord and its Affiliated Parties against any damage, compensation, liability, loss or claim arising out of any personal injury, death or property loss or damage occurring in or about the Premises or the Project during the Lease Term, regardless of when such claim is made, to the extent arising from the willful misconduct or negligent acts or omissions of Tenant or its Affiliated Parties. Landlord agrees to hold harmless, defend (with counsel reasonably approved by Tenant) and indemnify Tenant and its Affiliated Parties against any damage, compensation, liability, loss or claim arising out of any personal injury, death or property loss or damage occurring in or about the Premises or the Project during the Lease Term, regardless of when such claim is made, to the extent arising from the willful misconduct or negligent acts or omissions of Landlord or its Affiliated Parties.

C.	Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, (i) Landlord hereby waives and releases Tenant and its Affiliated Parties of and from any and all right of liability, recovery, claim, action or cause of action, against Tenant or its Affiliated Parties (or anyone claiming through or under them by way of subrogation or otherwise), for any damage, compensation, liability, loss or claim, regardless of cause or origin, including without limitation, negligence of Tenant and its Affiliated Parties, to the extent coverable by property insurance (i.e. hazard and all risk insurance, fire and extended coverage property insurance or equivalent insurance), and (ii) Tenant hereby waives and releases Landlord and its Affiliated Parties of and from any and all right of liability, recovery, claim, action or cause of action, against Landlord or its Affiliated Parties (or anyone claiming through or under them by way of subrogation or otherwise), for any damage, compensation, liability, loss or claim, regardless of cause or origin, including without limitation, negligence of Landlord and its Affiliated Parties, to the extent coverable by property insurance (i.e. hazard and all risk insurance, fire and extended coverage property insurance or equivalent insurance), or to the extent Tenant has elected to or is deemed to self-insure pursuant to Section 11.D. of this Lease. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or waiver of claims shall not be operative in any case where the effect of the release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder.

SECTION 16. CASUALTY LOSS.

A.	Total Destruction. If all of the Premises or the Project are totally destroyed by fire or any other event (“Casualty”), then this Lease shall terminate at the option of either Landlord or Tenant by written notice to the other party within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

B.	Partial Destruction. If the Premises is partially damaged by Casualty, and if the Premises are damaged to such extent that the damage cannot, in Landlord’s reasonable judgment, be rebuilt or repaired economically (taking into account the time necessary to receive any insurance proceeds and using normal construction methods without overtime or other premium) within two hundred seventy (270) days after the date of Casualty, then this Lease shall terminate at the option of Landlord or Tenant by written notice to the other party within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty. Notwithstanding anything contained herein to the contrary, if the Premises or the Project is partially damaged by Casualty and either (i) insurance proceeds are not made available to Landlord or are inadequate for restoration, or (ii) repair or restoration of the same would not be economically prudent in Landlord’s reasonable determination, then Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

C.	Restoration Obligations. If this Lease is not terminated pursuant to Section 16.A. or Section 16.B. above, then Landlord shall, at its sole expense, proceed with reasonable diligence, subject to Force Majeure delays (as defined in Section 35.G. of this Lease) to rebuild or repair the Premises (including Improvements made or paid for by Tenant, the loss of which is covered by insurance carried by Landlord, but excluding Tenant’s Personal Property and Improvements that Tenant is required to remove pursuant to Section 11.F. above), the Building or other improvements within the Project to as near the condition in which they existed immediately prior to the date of Casualty as reasonably possible. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the Casualty, then the Rent payable under this Lease during the period for which the Premises are untenantable shall be abated in proportion to the areas of the Premises rendered untenantable (as reasonably and equitably determined by Landlord and Tenant) from the date of Casualty until restoration is completed by Landlord. Notwithstanding anything contained herein to the contrary, if the holder of a Mortgage purchases or acquires Landlord’s interest in the Premises or the Project by foreclosure sale or deed in lieu thereof, then such holder shall not be bound by the restoration obligations set forth in this Section 16 and shall have the option either to use any such insurance proceeds to restore the Premises in accordance with the terms of this Lease or to terminate this Lease and retain all such proceeds as its own and upon such termination the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

D.	Insurance Proceeds. Tenant hereby waives any right in or claim to the proceeds of any policy of insurance maintained by Landlord under this Lease. If any insurance proceeds are recoverable on account of any Casualty affecting the Premises or the Project, then Tenant agrees that as between this Lease and any recorded mortgage, deed of trust or other instrument presently existing or hereafter created covering Landlord’s interest in all or part of the Premises or the Project, and all increases, refinancings, extensions, renewals, amendments and modifications thereof (collectively, “Mortgage”), the terms of such Mortgage shall govern and be determinative relative to the payment and disposition of such proceeds.

SECTION 17. EMINENT DOMAIN.

A.	Total Taking. If the entire Premises or the Project are taken by eminent domain, this Lease shall automatically terminate as of the date of taking, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of the taking.

B.	Partial Taking. If part of the Premises or the Project is taken by eminent domain, Landlord shall have the right to terminate this Lease as of a date specified by Landlord by giving written notice thereof to Tenant within sixty (60) days after the date of taking. If Landlord does not elect to terminate this Lease, then Landlord shall, at its sole expense, proceed with reasonable diligence, subject to Force Majeure delays, to rebuild or repair the Premises (inclusive of Improvements made or paid for by Tenant, the loss of which is covered by condemnation proceeds received by Landlord, but excluding Tenant’s Personal Property and Improvements that Tenant is required to remove pursuant to Section 11.F. above), the Building or other improvements within the Project to as near the condition in which they existed immediately prior to the date of taking as reasonably possible. If part of the Premises is rendered untenantable following any taking, then the Rent payable under this Lease shall be abated in proportion to the areas of the Premises rendered untenantable (as reasonably and equitably determined by Landlord) effective as of the date of taking. If at least twenty percent (20%) of the Premises is taken and Tenant is unable to reasonably operate its business in the Premises then Tenant may terminate this Lease by delivering written notice thereof to Landlord within sixty (60) days after the date of the taking.

C.	Condemnation Proceeds. All damages awarded for a taking under the power of eminent domain shall belong to and be the exclusive property of Landlord whether such damages be awarded as compensation for diminution in value of the leasehold estate hereby created or to the fee of the Premises or the Project; provided, however, that Tenant shall be entitled to maintain an action for a separate award to Tenant for (a) Tenant’s moving and business relocation expenses, (b) loss of Tenant’s Personal Property, and (c) any other compensable interest Tenant may have under Minnesota law. If any condemnation proceeds are recoverable by Landlord on account of any taking affecting the Premises or the Project, then Tenant agrees that as between this Lease and any Mortgage, the terms of such Mortgage shall govern and be determinative relative to the payment and disposition of such proceeds.

SECTION 18. DEFAULT AND REMEDIES.

A.	Default by Tenant. Each of the following occurrences shall be deemed an event of default (“Default”) by Tenant under this Lease:

(1)	Tenant has not paid any past due installment of Rent or any other payment required pursuant to this Lease within five (5) days after Landlord gives written notice of nonpayment to Tenant; or

(2)	Tenant has not complied with any term, provision or covenant of this Lease, other than the payment of Rent, and has not cured such noncompliance within thirty (30) days after written notice to Tenant, or such longer period as may be reasonably required, not to exceed an additional forty-five (45) days, if the nature of cure is such that it cannot be completed within thirty (30) days, so long as Tenant commenced cure within the initial thirty (30) day period and thereafter diligently pursues cure to completion; or

(3)	Tenant files a petition, or an involuntary petition is filed against Tenant (and is not dismissed within sixty (60) days), or Tenant becomes insolvent under any applicable federal or state bankruptcy or insolvency law, or Tenant admits that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant (and is not dismissed within sixty (60) days), or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or

(4)	Tenant does or permits to be done any act which results in a lien being filed against the Premises or the Project, and such lien is not discharged or bonded over pursuant to Section 11.H. of this Lease.

If a Default under Section 18.A.(3) occurs, nothing contained herein shall be construed to express or imply that Landlord consents to any assumption and/or assignment of the Lease by Tenant or the inclusion of this Lease within Tenant’s bankruptcy estate, and Landlord expressly reserves the right to object to any assumption and/or assignment of the Lease and to any inclusion of this Lease within Tenant’s bankruptcy estate. Neither Tenant nor any trustee who may be appointed in such case shall conduct or permit of any “fire”, “bankruptcy”, “going out of business”, auction sale or other public sale in or from the Premises.

B.	Landlord’s Remedies for Tenant’s Default. Upon the occurrence of a Default as defined above, Landlord may, in its sole discretion, elect any one or more of the following remedies:

(1)	to cancel and terminate this Lease by written notice to Tenant; or

(2)	whether or not Landlord elects to terminate this Lease, to enter upon and repossess the Premises with resort to judicial process by unlawful detainer action, summary proceedings, ejectment, force, or otherwise (provided, however, that if Tenant has abandoned or voluntarily surrendered possession of the Premises, then Landlord may enter upon and repossess the Premises without resort to judicial process or notice of any kind), and Landlord may, at Landlord’s option, enter the Premises and take and hold possession thereof, and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, without Landlord becoming liable for any loss or damage which may be occasioned thereby; or

(3)	to cure the Default at any time for the account and at the expense of Tenant, in which event Tenant shall reimburse Landlord upon demand for any reasonable amount expended by Landlord in connection with the cure, including, without limitation, reasonable attorneys’ fees and interest; or

(4)	to pursue any other remedy at law or in equity that may be available to Landlord.

Upon and after repossession, whether or not Landlord has elected to terminate this Lease, Landlord may, but shall not be obligated to, relet the Premises, or any part thereof, to any one other than the Tenant, for such time and upon such terms and uses as Landlord may determine in its sole discretion. Landlord may also make alterations and repairs to the Premises to the extent Landlord deems reasonably necessary or desirable to relet the Premises. Any rent received shall be applied against Tenant’s monetary obligations hereunder, and Landlord will use commercially reasonable efforts to collect such rents. The parties agree that if Landlord sends two demand letters by an attorney in an effort to collect delinquent rents, then it will have used commercially reasonable efforts to collect such rents.

In the event of any such termination or repossession, Tenant shall be liable to Landlord as follows:

(i)	for all reasonable attorneys’ fees and expenses incurred by Landlord in connection with exercising any remedy hereunder;

(ii)	for the unpaid installments of Base Rent, additional rent or other unpaid sums that were due prior to such termination or reentry, including without limitation, interest and late payment fees, which sums shall be payable immediately;

(iii)	for the installments of Base Rent, additional rent, and other sums falling due pursuant to the provisions of this Lease for the period after reentry, including without limitation, late payment charges and interest, which sums shall be payable as they become due hereunder;

(iv)	for all reasonable expenses incurred in releasing the Premises, including market rate leasing commissions, reasonable attorneys’ fees, and costs of alteration or repairs, which shall be payable by Tenant as they are incurred by Landlord; and

(v)	while the Premises are subject to any new lease or leases made pursuant to this Section, for the amount by which the monthly installments of rent payable under such new lease or leases is less than the monthly installment for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly.

At any time after termination or repossession, whether or not Landlord may have collected any damages pursuant to the foregoing provisions, Landlord shall be entitled to recover from Tenant, as and for liquidated and agreed upon final damages for loss of bargain due to Tenant’s Default, and not as a penalty, and in lieu of the amounts which would thereafter be payable pursuant to the foregoing provisions (but not in diminution of the amounts payable as provided above before termination), a sum equal to the present value of the amount by which the then fair rental value of the Premises is less than the Base Rent, additional rent and other sums or charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, computed utilizing a discount rate equal to the ten (10) year U.S. Treasury Bond rate (or equivalent if discontinued). Tenant shall promptly pay to Landlord on demand the amount of such deficiency and all expenses incident thereto (including without limitation, commissions, reasonable attorneys’ fees and expenses, and costs of alterations and repairs). If Landlord, after any such reentry, leases or relets the Premises, then the rent payable under such new lease shall be conclusive evidence of the fair rental value of the unexpired portion of the term of this Lease. If this Lease shall be terminated by reason of bankruptcy or insolvency of Tenant, Landlord shall be entitled to recover from Tenant or Tenant’s estate, as liquidated damages for loss of bargain and not as a penalty, the amount determined by the immediately preceding paragraph.

C.	Additional Remedies, Waivers, Miscellaneous.

(1)	The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise its rights and remedies at any times, in any order, to any extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.

(2)	A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time, and shall not be construed to relieve Tenant of any of its liabilities and obligations under this Lease, which shall survive any such election.

(3)	No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a Default.

(4)	No waiver of Default shall extend to or affect any other Default or impair any right or remedy with respect thereto.

(5)	No waiver of a Default shall be effective unless it is in writing and signed by Landlord.

D.	Default by Landlord. If Landlord fails to timely perform any of its obligations under this Lease, which failure continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such failure, or if such failure is of a nature that it cannot be cured within said thirty (30) day period and continues beyond the time reasonably necessary to cure (and Landlord has not commenced cure within the initial thirty (30) day cure period and thereafter diligently pursued cure to completion), then Landlord shall be in default under this Lease and Tenant, subject to the terms of Section 23 of this Lease, shall have the right to cure such default for and on behalf of Landlord and collect the reasonable costs of cure from Landlord, and if Landlord does not pay any such reasonable costs of cure incurred by Tenant within thirty (30) days after receipt of written demand for payment (together with backup reasonably required by Landlord substantiating such costs incurred), then Tenant may offset such past due amounts against the next installments of Base Rent coming due hereunder. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not deduct more than fifty percent (50%) of the Base Rent from any monthly installment of Base Rent if there are sufficient months remaining in the term of this Lease within which to fully recover the amount owed by Landlord (the “Maximum Offset Amount”). If the default by Landlord is such as to constructively evict or effectively dispossess Tenant, or substantially destroy Tenant’s right to quiet enjoyment, Tenant shall have the right to invoke any and all rights and remedies Tenant may have at law and in equity; or the option to exercise any other rights or remedies which Tenant may have at law or equity. Notwithstanding the foregoing, the notice and cure period provided to Landlord above shall not apply to Landlord’s obligation to timely deliver the Premises as required under this Lease. If Tenant makes any advances because of a default by landlord not cured within thirty (30) days after notice from Tenant, Landlord is obligated to repay the full amount of such advances, together with interest on the amount advanced at the rate of interest set forth in Section 35.I. (12% annum or the maximum rate of interest permitted by law). No remedy herein or otherwise conferred upon or reserved to Tenant shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Tenant may be exercised from time to time and so often as occasion may arise or as may be deemed expedient, and no remedy required herein shall supercede the Tenant’s limitation to deduct more than the Maximum Offset Amount.

SECTION 19. NOTICES. All Rent and other payments required to be made by Tenant shall be payable to Landlord as provided in Section 1.H. and Section 5 of this Lease, or such other bank account or address designated by Landlord by written notice to Tenant. All payments required to be made by Landlord to Tenant shall be payable at the address set forth in Section 1.H., or such other address within the United States as designated by Tenant by written notice to Landlord. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) when (i) deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, or (ii) deposited with a reputable national commercial courier for overnight delivery (e.g. Federal Express or U.P.S.), addressed to the parties at the respective addresses set forth in Section 1.I. of this Lease, or such other address as may be designated by written notice to the other party.

SECTION 20. LANDLORD ASSIGNMENT. Landlord shall have the right to sell, convey, transfer, mortgage, or assign, in whole or in part, for collateral purposes or otherwise, its rights and obligations under this Lease and in all or part of the Premises and the Project. In the event of any sale, conveyance, transfer or assignment made other than for collateral purposes, this Lease shall remain in full force and effect, provided, however, that (i) Landlord shall be released from any and all liabilities under this Lease first arising after the date of such sale, conveyance, assignment or transfer, so long as the transferee assumes in writing Landlord’s obligations under this Lease first arising after the date of transfer, and (ii) upon receipt of written notice from Landlord, Tenant shall immediately and automatically attorn to the transferee, so long as the transferee assumes in writing Landlord’s obligations under this Lease first arising after the date of transfer.

SECTION 21. SUBORDINATION AND ATTORNMENT. This Lease is subject and subordinate to (i) the lien of any Mortgage which may now or hereafter encumber all or part of the Project, and (ii) all existing recorded restrictions, covenants, easements and agreements with respect to the Project, provided, however, that so long as this Lease is in full force and effect and Tenant is not in default beyond any applicable cure period hereunder, Tenant’s possession of the Premises shall not be disturbed. In order to confirm such subordination (and/or any other terms set forth in this Section), Tenant shall, within fifteen (15) days after written request from Landlord, execute and deliver to Landlord or any Mortgage holder a Subordination, Non-disturbance and Attornment Agreement from the existing first mortgage holder against the Project substantially in the form attached hereto as EXHIBIT G or any certification, instrument or other document required by Landlord or such Mortgage holder, in form and content as reasonably required by Landlord or such Mortgage holder and reasonably similar to Exhibit G. Tenant acknowledges and agrees that its failure to deliver any such statement in a timely manner after a second notice period of equal duration to the first is a Default under this Lease. Notwithstanding anything contained herein to the contrary, if the holder of any Mortgage elects to have this Lease be prior to its lien, Tenant agrees that upon receipt of notice of same from Landlord or such Mortgage holder, this Lease will be prior to such lien.

If the interests of Landlord under this Lease shall be transferred by reason of foreclosure, deed in lieu of foreclosure or other proceedings for enforcement of any Mortgage to any third party transferee (including without limitation the holder of any such Mortgage) (sometimes called the “New Owner”), then (i) Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder, (ii) Tenant shall be bound to the New Owner under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the New Owner were Landlord under this Lease, (iii) Tenant shall attorn to the New Owner as its Landlord, and (iv) so long as this Lease is in full force and effect and Tenant is not in default beyond any applicable cure period hereunder at the time of transfer to New Owner, this Lease shall remain in full force and effect and the New Owner shall not disturb Tenant’s possession of the Premises. Notwithstanding anything in this Lease to the contrary, neither the holder of any Mortgage, its successors or assigns (whether or not it acquires the interest of Landlord under this Lease by foreclosure, deed in lieu of foreclosure or other proceedings to enforce a Mortgage) or any New Owner shall be liable for any act, omission and/or breach of the Lease by Landlord, or bound by (a) any offsets or defenses which Tenant might have against Landlord, (b) any prepayment by Tenant of more than one (1) month’s installment of Rent, (c) any amendment or modification of this Lease made subsequent to the granting of the Mortgage by Landlord, (d) the application of insurance or condemnation proceeds or the restoration of the Premises by Landlord in the event of a casualty loss thereto or a taking thereof, (e) the commencement or completion of any construction or restoration, or (f) restrictions on the use of other properties owned by Landlord for purposes which compete with Tenant.

SECTION 22. ESTOPPEL CERTIFICATES. Tenant agrees to furnish, from time to time, within ten (10) days after receipt of request from Landlord, a written statement certifying, to the extent applicable, the following: (i) Tenant is in possession of the Premises; (ii) the Premises are acceptable; (iii) the Lease is in full force and effect and there have been no amendments or modifications, or if there have been amendments or modifications, stating the amendments or modifications; (iv) the dates through which the Rent and other charges hereunder have been paid by Tenant; (v) agreeing that Tenant and Landlord will not thereafter modify this Lease without the prior consent of the Mortgage holder; (vi) Tenant claims no present charge, lien, or claim or offset against Rent; (vii) the Rent is not and will not be prepaid for more than one month in advance; (viii) there is no existing default by reason of some act or omission by Landlord; and (ix) such other matters as may be reasonably required by Landlord or the Mortgage holder. Tenant agrees that any such statement may be relied upon by any present owner or prospective purchaser of the Project and any present or prospective Mortgage holder or assignee of such Mortgage holder. Tenant acknowledges and agrees that its failure to deliver any such statement in a timely manner after a second notice period of equal duration to the first is a Default under this Lease.

SECTION 23. LANDLORD’S LIABILITY. Except in case of Fraud, if Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Project as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Project as herein expressly provided.

SECTION 24. SECURITY DEPOSIT. Intentionally deleted.

SECTION 25. RELOCATION OPTION. Intentionally deleted.

SECTION 26. BROKERAGE. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder’s fee o’ other similar charge in connection with this Lease, other than a fee due to Charles Caturia of CB Richard Ellis, which is the responsibility of Landlord. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party.

SECTION 27. RIGHT OF FIRST REFUSAL TO PURCHASE THE PROJECT. Landlord hereby grants Tenant a “Right of First Refusal” to purchase the Project, in accordance with the following terms and conditions. Landlord agrees that if it decides to sell the Project during the Lease Term, Landlord shall notify Tenant in writing that the Project is for sale and shall include the proposed sale price (“Sale Notice”). Tenant shall have fifteen (15) days after receipt of the Sale Notice to provide Landlord with written notice of its election to purchase the Project at the price set forth in the Sale Notice. If Tenant elects to purchase the Project, then Landlord and Tenant shall enter into a mutually acceptable purchase agreement within fourteen (14) days, with a closing date scheduled for no later than one hundred twenty (120) days following the mutual execution of the purchase agreement. If Tenant elects to not purchase the Project or if Tenant fails to respond during the fifteen (15) day period, then Landlord shall have the right to sell the Project to any party for a price not less than the price offered to Tenant. If Tenant elects to purchase the Project but Landlord and Tenant are unable to negotiate a mutually acceptable purchase agreement within the time frame required above, then Landlord may sell the Project to any party for no less than the purchase price offered to Tenant and under purchase agreement terms no more favorable to Landlord than the purchase agreement terms provided by Landlord to Tenant. If Landlord has provided a Sale Notice to Tenant and Tenant does not elect to purchase the Project for the price set forth in the Sale Notice, and Landlord elects to sell the Project for a price lower than the price offered to Tenant, Landlord shall deliver a new Sale Notice to Tenant which shall include the lower sale price and Tenant shall have ten (10) days after receipt of the Sale Notice to provide Landlord with written notice of its election to purchase the Project at the price set forth in the Sale Notice. If Tenant elects to purchase the Project, then Landlord and Tenant shall enter into a mutually acceptable purchase agreement within fourteen (14) days, with a closing date scheduled for no later than one hundred twenty (120) days following the mutual execution of the purchase agreement.

SECTION 28. RIGHT OF FIRST OFFER TO LEASE. After the original Lease up of the Project, Tenant shall have the right of first offer (“Right of First Offer”) to lease the approximately 12,500 square foot space contiguous to the Premises as depicted on Exhibits A and C attached hereto (the “Expansion Space”) as it becomes available during the term of the Lease. Landlord shall provide Tenant with written notice of the availability of the Expansion Space, and Tenant shall have ten (10) days from receipt of Landlord’s availability notice within which to forward written notice to Landlord of Tenant’s irrevocable intent to lease that part of the Expansion Space described in Landlord’s availability notice with a term commencing no later than the earlier of (i) thirty (30) days following the date of Tenant’s notice, or (ii) the date the Expansion Space actually becomes available, and expiring coterminous with the term of this Lease (except in the last thirty-six (36) months of the Initial Term as provided below). In the event that Tenant fails to exercise its rights described herein, Tenant’s rights shall be null and void as to the occupancy included in Landlord’s notice, but the first offer to Lease set forth herein shall again be effective after the space is re-leased and then vacated. In the event that Tenant’s notice of its election to exercise its Right of First Offer is exercised in the last thirty-six (36) months of the Lease Term (as extended pursuant to Section 4.(b) herein), then Tenant’s notice shall also include Tenant’s notice of its election to exercise either its first or second Option set forth in Section 4.(b) of this Lease. Tenant and Landlord agree that the expiration and renewal of an existing tenant’s lease shall not trigger Tenant’s right under this section, and a condition of Tenant’s rights shall be that Tenant is not in default under Section 18 of this Lease and that this Lease is in full force and effect. If Tenant exercises its Right of First Offer as set forth herein, the Base Rental Rate shall be the rate then in effect on the existing Premises, and Landlord shall provide an improvement allowance (payable in accordance with the terms and conditions set forth in Section 12.D.(2)(iii) herein) based on the following schedule for modifications to the Expansion Space.

Lease Months	Per Square Foot Allowance Amount (Expansion Space)
1-12	$27.00
13-24	$24.00
25-36	$21.00
37-48	$18.00
49-60	$15.00
61-72	$12.00
73-84	$9.00
85-96	$0.00
97-108	$0.00
109-120	$0.00

SECTION 29. EXPANSION RIGHT. In addition to the Right of First Offer set forth in Section 28 of this Lease, Tenant shall have the option to lease the Expansion Space (“Expansion Right”) for a term commencing between lease month forty-eight (48) and lease month sixty (60) (as determined by Landlord) and expiring conterminous with the term of the Lease. Tenant shall exercise its Expansion Right, if at all, by forwarding to Landlord written notice indicating its intent to exercise its Expansion Right on or before the expiration of lease month forty two (42). Within fifteen (15) days of Tenant’s notice, Landlord will notify Tenant as to the date the premises will be available, and Landlord will provide Tenant with an allowance of up to twenty and no/100 dollars ($20.00) per rentable square foot (payable in accordance with the terms and conditions set forth in Section 12.D.(2)(iii) herein), which allowance may be applied towards improvements to the Expansion Space or the Premises. The Base Rental Rate for the Expansion Space shall be the same rate then in effect on the existing Premises, and Tenant’s Proportionate Share of Operating Expenses shall be adjusted to reflect the Expansion Space. If Landlord has leased the Expansion Space to more than one tenant, then Tenant shall have the right to lease the Expansion Space in increments equal to those leased to other tenants by Landlord.

SECTION 30. PARKING. Landlord agrees to provide 3.5 parking spaces per 1,000 square feet of the Premises for Tenant’s use on a non-exclusive basis during the term of the Lease.

SECTION 31. SATELLITE DISH. Tenant shall have the right, subject to all applicable federal, state, local or municipal laws, building codes, rules, regulations or ordinances governing the Project, and subject to the terms of this Section 31 and the other terms of this Lease, to install a satellite dish or antenna (“Satellite Dish”) on the exterior roof of the Building in which the Premises is located in such location as is mutually agreeable to Landlord and Tenant. Prior to installation, Tenant shall submit to Landlord for approval (which approval shall not be unreasonably withheld, conditioned, or delayed) all plans, drawings and specifications for the installation of the Satellite Dish. Tenant shall be responsible at its sole expense for obtaining any and all necessary permits, licenses or approvals from governmental authorities having jurisdiction over the Project or the Satellite Dish. All costs associated with the installation, operation (including without limitation, electrical service), maintenance, repair and removal of the Satellite Dish shall be borne by Tenant. The Satellite Dish shall remain the personal property of Tenant during the Lease Term and shall not be deemed a fixture and Tenant shall be responsible at its sole expense for insuring the same with full replacement cost coverage.

All installation, maintenance, repair or removal work shall be performed by qualified and insured individuals or contractors in a good and workmanlike manner and in a manner so as not to invalidate any guarantee or warranty relating to the roof over the building in which the Premises is located, and Tenant agrees to hold harmless, indemnify and defend Landlord from any and all loss, costs (including reasonable attorneys’ fees), liability, damages or claims asserted against or incurred by Landlord relative to the performance of such work or a breach of the foregoing covenants of Tenant. Landlord may require Tenant to remove the Satellite Dish or upon Tenant’s vacating or abandoning the Premises or Landlord’s eviction of Tenant from the Premises, and in any event, Tenant shall remove the Satellite Dish promptly upon termination of this Lease. Tenant shall repair any damage to the roof arising from installation or removal of the Satellite Dish and shall hold harmless and indemnify Landlord against costs of same. If the operation of the Satellite Dish from time to time causes interference with any other satellite dish or antenna or electronic equipment (including, without limitation, telephones, televisions, computers or communication equipment) of other tenants or occupants of the Project operating as of the date hereof and such interference cannot reasonably be resolved within fifteen (15) days, then Tenant shall remove the Satellite Dish within forty-eight (48) hours of Landlord’s written request, or make such adjustments as are necessary to halt further interference. Likewise, if Landlord places or allows to be placed any antenna electronic equipment of other tenants or occupants of the Project after Tenant’s initial installation of its Satellite Dish that causes interference with the Satellite Dish, Landlord shall, upon receipt of written notice, require the owner of the interfering equipment to (i) eliminate such interference within three (3) days or (ii) cease operating the interfering equipment.

SECTION 32. STORAGE SPACE. To the extent available, Tenant may lease storage space in the area marked Potential Storage Space on Exhibit A for $6.00 per square foot plus Tenant’s Proportionate Share of Operating Expenses for the storage space area. The location, duration, square foot area of the storage space shall be mutually agreed to by Landlord and Tenant.

SECTION 33. FIRST RIGHT OF OFFER TO LEASE SPACE IN ADJACANT LAND AREA. Landlord may elect, in its sole discretion, to consider building either (i) a build-to-lease project for a particular prospective tenant (“BTL Project”) or (ii) a speculative building project (“Spec Project”), on the land west of the Premises designated as the “Adjacent Land Area” on Exhibit A attached hereto (the “Adjacent Land Area”). During the term of the Lease, Tenant shall have the first option to lease space constructed by Landlord on the Adjacent Land Area under the terms and conditions set forth below. Tenant and Landlord agree that a condition of Tenant’s rights under this Section 33 shall be that Tenant is not in default under Section 18 of this Lease, that this Lease is in full force and effect and that Tenant’s then current financial condition is sufficient to allow Landlord to underwrite the project in accordance with customary industry standards.

With respect to a BTL Project, Landlord shall provide written notice to Tenant indicating the terms set forth in any bona-fide build-to-lease proposal that Landlord receives (including, but not limited to, the proposed square footage, lease term, tenant improvements and commencement date). Tenant shall have fourteen (14) days to provide Landlord with irrevocable notice of its intent to lease the entire area indicated in Landlord’s notice under the same terms and conditions set forth in Landlord’s notice, and Landlord and Tenant agree to immediately enter into a lease agreement under the same terms and conditions set forth in Landlord’s notice. In the event that Tenant does not exercise its rights under this paragraph, then Landlord may proceed with its proposed BTL Project, and Tenant’s first right of offer shall be null and void; provided, however, if Landlord does not commence construction of the BTL Project set forth in Landlord’s notice within six (6) months of Landlord’s notice date (subject to delays caused by Force Majeure), then Tenant’s first right of offer shall be reinstated.

With respect to a Spec Project (or a BTL Project with a speculative component), Landlord shall provide written notice to Tenant indicating Landlord’s intent to construct a Spec Project and detailing the market lease terms for the project (including, but not limited to, minimum and maximum square footage, lease rates, term, tenant improvements and commencement date). Tenant shall have fourteen (14) days to provide Landlord with irrevocable notice of its intent to lease the space indicated in Landlord’s notice under the same terms and conditions set forth in Landlord’s notice, and Landlord and Tenant agree to immediately enter into a lease agreement under the same terms and conditions set forth in Landlord’s notice. In the event that Tenant does not exercise its rights set forth in this paragraph, then Landlord may proceed with its proposed Spec Building, and Tenant’s first right of offer shall be null and void; provided, however, if Landlord does not commence construction of the Spec Project set forth in Landlord’s notice within six (6) months of Landlord’s notice date (subject to delays caused by Force Majeure), then Tenant’s first right of offer shall be reinstated.

SECTION 34. DEVELOPMENT OF ADJACANT LAND AREA. Landlord hereby acknowledges and agrees that during the Lease Term the development of the Adjacent Land Area will be limited to office space, office showroom space, office/flex space or office warehouse space, and that any building constructed on the Adjacent Land Area will be constructed of building materials of quality equal to or better than those included in the Building.

SECTION 35. MISCELLANEOUS.

A.	Limitation of Warranties. LANDLORD AND TENANT EXPRESSLY AGREE THAT EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

B.	Landlord’s Management Agent. Landlord hereby notifies Tenant that CSM Corporation, a Minnesota corporation, has been appointed to act as the agent in the management and operation of the Project for Landlord and is authorized to accept service of process and receive or give receipts for notices and demands on behalf of Landlord. Landlord reserves the right to change the identity and status of its duly authorized agent upon written notice to Tenant.

C.	Tenant’s Authority. Tenant does hereby represent and warrant that (i) Tenant is a duly organized and validly existing corporation under the laws of the State of Delaware, (ii) Tenant is qualified to do business in the state in which the Premises are located, (iii) the corporation has full right and authority to enter into this Lease, and (iv) each person signing on behalf of the corporation is authorized to do so.

D.	Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its heirs, personal representatives, successors and assigns, and Tenant and its heirs, personal representatives and permitted successors and assigns.

E.	Severability. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

F.	Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but together shall constitute one and the same instrument.

G.	Force Majeure. The time within which either of the parties hereto shall be required to perform any covenant or obligation in this Lease shall be extended, without liability to the other party, if the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of Force Majeure or by the other party, provided, however, that the party entitled to such extension gives reasonable notice to the other party of the Force Majeure occurrence causing such delay or non-performance. For purposes of this Lease, “Force Majeure” shall mean any of the following occurrences: act of God; fire; earthquake; flood; explosion; actions or the elements of war; invasion; insurrection; riot; mob violence; sabotage; inability to procure equipment, facilities, materials or supplies in the open market; failure of power; failure of transportation; strikes; lockouts; actions of labor unions; condemnation; requisition; laws; orders of governments or civil or military authorities; or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of Landlord or Tenant, as the case may be.

H.	Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

I.	Interest and Attorney’s Fees. Without limiting and in addition to any other remedy of Landlord hereunder, Tenant agrees to pay Landlord (i) accrued interest on any sum not timely paid to Landlord when due at the rate of the lesser of twelve percent (12%) per annum or the highest rate permitted by law, (ii) Landlord’s costs of collection of any past due sums owning by Tenant, including without limitation court costs and reasonable attorney’s fees and expenses, whether suit is actually filed or not, and (iii) any late charges set forth in Section 5 of this Lease.

J.	Headings. The section headings appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any Section.

K.	Amendment. This Lease may not be altered, waived, amended, or extended except by an instrument in writing signed by Landlord and Tenant.

L.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter set forth herein, and supersedes and replaces all other agreements or understandings of the parties, whether oral or written.

M.	Review. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY AND THEIR RESPECTIVE COUNSEL HAVE REVIEWED AND REVISED, OR HAVE HAD THE OPPORTUNITY TO REVIEW AND REVISE, THIS AGREEMENT AND THAT THE NORMAL RULE OF CONSTRUCTION TO THE EFFECT THAT AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY SHALL NOT BE EMPLOYED IN THE INTERPRETATION OF THIS LEASE OR ANY EXHIBITS, ADDENDUMS OR AMENDMENTS HERETO.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective the day and year first above written.

LANDLORD	TENANT

CSM INVESTORS II, INC.	SECURE COMPUTING CORPORATION

BY:	BY:
Print Name	Print Name
Print Title:	Print Title:

206125 - LEASING/PROPERYMGMT-SECURE COMPUTING LEASE AGREEMENT FOR MIDWAY OF